As filed with the Securities and Exchange Commission on October 4, 2006
                                                            File No.____-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT Under THE SECURITIES ACT OF 1933

                         PHL VARIABLE INSURANCE COMPANY
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

      Connecticut                      6311                    06-1045829
------------------------    ------------------------    ------------------------
    (State or other             (Primary Standard
    jurisdiction of                 Industrial               (IRS Employer
   incorporation or               Classification             Identification
     organization)                 Code Number)                  Number)

                                ONE AMERICAN ROW
                               HARTFORD, CT 06102
                                 (800) 447-4312
            ---------------------------------------------------------
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                               John H. Beers, Esq.
                         PHL Variable Insurance Company
                                One American Row
                             Hartford, CT 06102-5056
                                 (860) 403-5050
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

     XXXXXX, 2006 or as soon as practicable after the registration statement becomes effective.
    ------------------------------------------------------------------------
          (Approximate date of commencement of proposed sale to public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                                   CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
                                                                Proposed maximum      Proposed maximum
        Title of each class of               Amount to be        offering price      aggregate offering         Amount of
      securities to be registered             registered            per unit                price           registration fee
--------------------------------------- --------------------- --------------------- --------------------- ---------------------
Interests in modified guaranteed                  *                    *               $16,000,000.00           $1,712.00**
annuity with a market value
adjustment
-------------------------------------------------------------------------------------------------------------------------------

* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable in that these contracts are not issued in predetermined amounts or units.

** Registration fee paid concurrently with the filing of the Registrant's initial Registration Statement on October 4, 2006.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

================================================================================

================================================================================
                 PHOENIX GUARANTEED RETIREMENT INCOME PROTECTOR

               AN INSURANCE GUARANTEE OFFERED TO ADVISORY CLIENTS
                              OF ABC ADVISORS, INC.

                    ISSUED BY PHL VARIABLE INSURANCE COMPANY
================================================================================


THE PHOENIX GUARANTEED RETIREMENT INCOME PROTECTOR (GRIP) DESCRIBED IN THIS PROSPECTUS IS AN INSURANCE POLICY OFFERED TO ADVISORY CLIENTS OF ABC ADVISORS, INC. ("ABC"). SUBJECT TO CERTAIN CONDITIONS, THE GRIP GUARANTEES PREDICTABLE LIFETIME INCOME PAYMENTS REGARDLESS OF THE ACTUAL PERFORMANCE OR VALUE OF A CLIENT'S INVESTMENTS IN HIS/HER ABC ACCOUNT.


THIS PROSPECTUS PROVIDES IMPORTANT INFORMATION THAT A PROSPECTIVE PURCHASER OF A GRIP SHOULD KNOW BEFORE INVESTING. PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE.




Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The GRIP is not a deposit or obligation of, or underwritten or guaranteed by, any financial institution, credit union or affiliate. It is not federally insured by the Federal Deposit Insurance Corporation or any other state or federal agency. A purchase of the Guaranteed Retirement Income Protector is subject to certain risks. Please see the "Risk Factors" section on page 19.

The GRIP is novel and innovative and, to date, its proper characterization and consequences for Federal income tax purposes have not been directly addressed in any case, administrative rulings or other published authorities. You should consult a tax advisor about these matters before you purchase a GRIP policy.



                         PHL VARIABLE INSURANCE COMPANY
                           Annuity Operations Division
                                   PO Box 8027
                              Boston, MA 02266-8027
                                TEL. 800/541-0171



                                   [   ], 2006


================================================================================
                                        1
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

                                TABLE OF CONTENTS

Heading                                                                                                                       Page
==================================================================================================================================


PHOENIX GUARANTEED RETIREMENT INCOME PROTECTOR.............................................................................     4
SUMMARY OF THE POLICY......................................................................................................     4
     What Is the Guaranteed Retirement Income Protector and
         What Type of Insurance Protection Does It Provide?................................................................     4
     How Does the Guarantee Work?..........................................................................................     4
     What is the "Accumulation Phase" of the Policy?.......................................................................     5
     What is the "Payout Phase" of the Policy?.............................................................................     5
     Illustration of How the Guarantee Works...............................................................................     6
THE POLICY.................................................................................................................     7
ACCUMULATION PHASE.........................................................................................................     7
1.   Purchasing a GRIP.....................................................................................................     7
     How Do I Purchase A GRIP?.............................................................................................     7
2.   ABC Investment Program................................................................................................     8
     How Does the GRIP Relate To My ABC Account?...........................................................................     8
     How Will ABC Manage My Investments If I Purchase a GRIP?..............................................................     8
3.   Annual GRIP Fee.......................................................................................................     9
     What Does the GRIP Cost?..............................................................................................     9
4.   Withdrawals From Your ABC Account.....................................................................................    10
     How Do I Structure Withdrawals From My ABC Account
         During the Accumulation Phase To Provide Income Payments?.........................................................    10
     How Do I Know When I Have Reached My "Retirement Income Date" and
         Can Start Taking Withdrawals That Will Maximize the Potential Benefit
         of My Guarantee?..................................................................................................    10
     How Much Should I Withdraw From My ABC Account Each Year
         To Provide Income Payments?.......................................................................................    11
     Can My Retirement Income Amount Increase?.............................................................................    11
Increases From Additional Contributions To Your ABC Account................................................................    12
Increases From "Automatic Increase" Option.................................................................................    12
Increases from "Roll-Up and Automatic Increase" Option.....................................................................    13
Increases from Cost of Living Increase Option..............................................................................    14
     Can My Retirement Income Amount Decrease?.............................................................................    14
Withdrawals Prior to the Retirement Income Date............................................................................    15
Withdrawals On or After the Retirement Income Date.........................................................................    15
If you make a withdrawal of your entire account value and the cumulative amount of withdrawals you have made in that policy year (including the current withdrawal) exceeds your Retirement Income Amount, your Retirement Income
     Base is reduced to $0 and your guarantee will terminate...............................................................    16
PAYOUT PHASE...............................................................................................................    17
Retirement Income Amount Payments..........................................................................................    17
     If My ABC Investments Are Reduced to $0, How Are My Continuing
         Income Payments Calculated?.......................................................................................    17
     What If I Die Before My ABC Investments Are Reduced to $0?............................................................    18
GENERAL INFORMATION........................................................................................................    18


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                                        2
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

                          TABLE OF CONTENTS (continued)

Heading                                                                                                                       Page
==================================================================================================================================


DETERMINING WHETHER A GRIP IS RIGHT FOR YOU................................................................................    18
TERMINATION OF THE GRIP....................................................................................................    19
LIFETIME PAYMENT OPTION....................................................................................................    19
RISK FACTORS...............................................................................................................    20
MISCELLANEOUS PROVISIONS...................................................................................................    21
TAXATION OF THE GRIP.......................................................................................................    22
ABOUT US...................................................................................................................    27
DEFINITIONS................................................................................................................    28
DESCRIPTION OF PHL VARIABLE................................................................................................    28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS.............................................................................................    30
Selected Financial Data....................................................................................................    30
Recently Issued Accounting Standards.......................................................................................    31
Accounting Changes.........................................................................................................    31
Critical Accounting Estimates..............................................................................................    32
Statutory Capital and Surplus and Risk-Based Capital.......................................................................    35
General Account............................................................................................................    37
Separate Accounts..........................................................................................................    37
Debt and Equity Securities Held in General Account.........................................................................    37
Liquidity and Capital Resources............................................................................................    42
Contractual Obligations and Commercial Commitments.........................................................................    43
Off-Balance Sheet Arrangements.............................................................................................    44
Reinsurance................................................................................................................    44
Management Ownership of The Phoenix Companies, Inc. Stock..................................................................    45
THE SEPARATE ACCOUNT.......................................................................................................    46
LEGAL MATTERS..............................................................................................................    47
DISTRIBUTOR................................................................................................................    48
EXPERTS....................................................................................................................    48
ANNUAL STATEMENTS..........................................................................................................    48


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                                        3
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

                 PHOENIX GUARANTEED RETIREMENT INCOME PROTECTOR
================================================================================

CERTAIN TERMS USED IN THIS PROSPECTUS HAVE SPECIFIC AND IMPORTANT MEANINGS. THE MEANING OF EACH TERM IS EXPLAINED THE FIRST TIME IT IS USED IN THE PROSPECTUS. YOU WILL ALSO FIND IN THE BACK OF THIS PROSPECTUS A LISTING OF ALL OF THE TERMS AND THE PAGE ON WHICH THE MEANING OF EACH TERM IS EXPLAINED.

"GRIP", "GUARANTEE", AND "POLICY" MEAN THE PHOENIX GUARANTEED RETIREMENT INCOME PROTECTOR ANNUITY POLICY DESCRIBED IN THIS PROSPECTUS.

"WE" OR "US" MEANS PHL VARIABLE INSURANCE COMPANY. "YOU" OR "YOURS" MEANS THE OWNER (OR, IF APPLICABLE, THE MULTIPLE OWNERS ) OF THE GUARANTEED RETIREMENT INCOME PROTECTOR POLICY DESCRIBED IN THIS PROSPECTUS.

IT IS IMPORTANT FOR YOU TO UNDERSTAND HOW THE GUARANTEED RETIREMENT INCOME PROTECTOR WORKS AND YOUR RIGHTS AND OBLIGATIONS UNDER THE POLICY. WE HAVE TRIED TO ANTICIPATE SOME OF THE QUESTIONS YOU MAY HAVE WHEN READING THE PROSPECTUS. YOU WILL FIND THESE QUESTIONS AND CORRESPONDING EXPLANATIONS THROUGHOUT THE PROSPECTUS.

                              SUMMARY OF THE POLICY
================================================================================

THE FOLLOWING IS A SUMMARY OF THE GUARANTEED RETIREMENT INCOME PROTECTOR. YOU SHOULD READ THE ENTIRE PROSPECTUS.

WHAT IS THE GUARANTEED RETIREMENT INCOME PROTECTOR AND WHAT TYPE OF INSURANCE PROTECTION DOES IT PROVIDE?

The Guaranteed Retirement Income Protector (GRIP) is an insurance guarantee offered to advisory clients of ABC Advisors, Inc. ("ABC") whose assets are invested in the ABC investment program. The guarantee is designed for ABC clients who intend to use the investments in their ABC account as the basis for a withdrawal program to provide income payments for retirement or other long-term purposes.

The GRIP provides insurance protection relating to the investments in your ABC account. The guarantee ensures predictable lifetime income payments regardless of the actual performance or value of your ABC investments, by providing continuing income payments if your ABC investments are reduced to $0 by withdrawals and/or poor market performance. There is an annual fee for the GRIP. There may be limitations on the amount and timing of withdrawals which are discussed below.

HOW DOES THE GUARANTEE WORK?

The GRIP is a deferred annuity policy that provides continuing lifetime income payments if your ABC investments are reduced to $0 by withdrawals and/or poor market performance. It has two phases: an accumulation phase, and a payout phase. Subject to certain conditions, continuing lifetime income payments will begin if, and when, your ABC investments are reduced to $0 while you (or, in some cases, you and your spouse) are still living.

The two phases of the policy are described below.


================================================================================
                                        4
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

WHAT IS THE "ACCUMULATION PHASE" OF THE POLICY?

   o The "accumulation phase" of the GRIP begins when you purchase the policy. You can purchase a GRIP when you open your ABC investment account or at any time thereafter. When you purchase a GRIP, we establish a "Retirement Income Base" for you. The amount of this Retirement Income Base is the amount you invest when you open your ABC account and purchase a guarantee at that time, or the account value of your ABC account if it is already in existence when you purchase a guarantee. Each time you make additional contributions to your ABC account, the amount of your contribution is added to your Retirement Income Base. On or after the "Retirement Income Date" stated in your policy, regardless of market performance or the actual value of your investments with ABC, you may take annual withdrawals from your ABC account of up to a specified percentage (ranging from 3-5%) of your Retirement Income Base. The withdrawals will be deducted from your ABC investment account. In the event that your ABC investments decrease to $0 by withdrawals and/or poor market performance, we guarantee that PHL Variable Insurance Company will continue the same level of payments by paying lifetime income payments until you (or, if applicable, you and your spouse) die.

   o While your policy is in force you pay an annual GRIP fee to us. The amount of each GRIP fee is a percentage of your current account value. The GRIP fees are used solely to provide the insurance protection under your policy. They are not invested in a separate account and your policy does not have a cash value.

   o If you make additional contributions to your ABC account, the amount of each contribution is added to your Retirement Income Base. There are optional features available under the policy that for an additional charge can also periodically increase your Retirement Income Base.

   o You may make withdrawals from your ABC account at any time and in any amount. (As with any investment account, you must liquidate investments to provide for withdrawals.) However, to obtain the maximum potential benefit from your guarantee under your specific circumstances, you should consider whether to wait until the "Retirement Income Date" stated in your policy to begin taking withdrawals and limit your annual withdrawals to the specified percentage of your current Retirement Income Base.

WHAT IS THE "PAYOUT PHASE" OF THE POLICY?

   o The "payout phase" of the GRIP begins if, and when, withdrawals from your ABC account (within the limits of the policy) and/or poor market performance reduce your account value to $0 -- i.e., you no longer own any investments in your account.

   o When the payout phase begins, we will make income payments to you that are fixed in amount, as a percentage of your Retirement Income Base, for the rest of your life.

   o The lifetime income payments under your GRIP are "contingent" because they are triggered only if the withdrawals (within the limits of the policy) and/or poor market performance reduce your ABC account value to $0 within your lifetime (or your and your spouse's lifetime).


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                                        5
================================================================================

   o If the contingency described above that triggers payment of lifetime income payments to you under the policy does not occur, then, the second, or payout phase of the guarantee never goes into effect.

ILLUSTRATION OF HOW THE GUARANTEE WORKS

An illustration of how the GRIP works is provided below. The illustration assumes that you purchase a guarantee at the same time you open your investment account with ABC. You are 50 years old and initially contribute $500,000 to your ABC account. Your Retirement Income Base equals the amount of your initial contribution, or $500,000. You do not make additional contributions after your initial contribution. This illustration assumes your specified percentage is 4% of your Retirement Income Base.

You wait ten years until you reach your Retirement Income Date before you begin to take withdrawals to provide income payments for your retirement (or other long-term purposes). Your ABC investments appreciate over this ten-year period, but because you do not make any additional contributions to your ABC account, your Retirement Income Base remains at $500,000. You begin taking annual systematic withdrawals from your account in the amount of $20,000, which is 4% of your Retirement Income Base.

You continue to take annual withdrawals from your account of $20,000 until you are 80 years old, by which time you have completely liquidated your investments due to the combined impact of your annual withdrawals and a prolonged market downturn. Your annual income payments of $20,000 continue because we begin paying you lifetime income payments equal to your Retirement Income Amount. These payments continue until you die.

                                  ILLUSTRATION:


                               [GRAPHIC OMITTED]








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                                        6
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

                                   THE POLICY

The Guaranteed Retirement Income Protector is an insurance guarantee offered to advisory clients of ABC whose assets are invested in the ABC investment program. The guarantee is designed for ABC clients who intend to use the investments in their ABC account as the basis for a withdrawal program to provide income payments for retirement or other long-term purposes.

The GRIP provides insurance protection relating to the investments in your ABC account. The guarantee ensures predictable lifetime income payments regardless of the actual performance or value of your ABC investments, by providing continuing income payments if your ABC investments are reduced to $0 by withdrawals and/or poor market performance. There may be limitations on the amount and timing of withdrawals which are discussed below. There is an annual fee for the GRIP.

GRIP has two phases: an accumulation phase, and a payout phase. Subject to certain conditions, lifetime income payments will begin if and when your ABC investments are reduced to $0 by withdrawals and/or poor market performance.

                               ACCUMULATION PHASE

1.       PURCHASING A  GRIP

HOW DO I PURCHASE A GRIP?

The "accumulation phase" of the GRIP begins when you purchase the deferred annuity policy. You can purchase a policy when you open your ABC investment account or at any time thereafter prior to age 85. You may apply to purchase GRIP through ABC by completing an application or other form authorized by us. If this form is accepted by us at our home office, we will issue a policy to you describing your rights and obligations. The policy is in the form of a certificate provided under a group annuity contract.

There are two versions of the GRIP: the Individual Income Guarantee and the Spousal Income Guarantee. The Individual Income Guarantee provides predictable lifetime income payments regardless of the actual performance or value of your ABC investments by providing continuing income payments if the investments in your ABC account are reduced to $0 by withdrawals and/or poor market performance before you die. The Spousal Income Guarantee provides predictable lifetime income payments for both you and your spouse by providing continuing income payments if the investments in your ABC account are reduced to $0 by withdrawals and/or poor market performance before both you and your spouse die.

When you apply to purchase a policy, you must indicate whether you want the Individual Income Guarantee or the Spousal Income Guarantee.

   o If you elect the Individual Income Guarantee, you must indicate if you will be the sole owner of the policy or whether there will be multiple owners. If the owner is a non-natural person, you must name a natural person(s) for purposes of determining when and if lifetime income payments will be paid under the policy and only the Individual Income Guarantee is available.


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                                        7
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

   o If you elect the Spousal Income Guarantee, joint ownership is required by legally married spouses as recognized under Federal law.

2.       ABC INVESTMENT PROGRAM

HOW DOES THE GRIP RELATE TO MY ABC ACCOUNT?

The GRIP is designed for ABC clients who intend to use the investments in their ABC account as a basis for a withdrawal program (such as a systematic withdrawal program involving regular annual withdrawals of a certain percentage of account value) to provide income payments for retirement or other long-term purposes. ABC is a unified managed account (UMA) product that provides professionally-managed, diversified portfolios to help meet investors' wealth management needs. ABC serves as the portfolio manager, constructing an asset allocation strategy and selecting investments for each component of the portfolios. Portfolios in ABC are managed with the intent to achieve diversification by asset class, investment style, money manager, and investment vehicle. This diversification may help stabilize portfolio returns and provide a possible cushion against market declines.

To help determine the asset allocation mix, ABC's investment team analyzes the types of economic, social, and political events and/or trends that tend to shape returns in the global markets. ABC implements the various strategy models using a mix of investment vehicles, including mutual funds, exchange traded funds, closed-end funds, and individual stocks that have been selected by other money management firms. ABC decides which investments to buy and sell and periodically rebalances your investments to keep them aligned with the desired investment objective and changing market conditions.

The GRIP provides insurance protection relating to your ABC investments by ensuring that regardless of how your investments actually perform or the actual value of your investments when you begin your withdrawal program from your ABC account for retirement or other long-term purposes, the full amount of the contributions you have made to your ABC account will go to work in providing you with predictable income payments.

HOW WILL ABC MANAGE MY INVESTMENTS IF I PURCHASE A GRIP?

In managing your account, ABC may invest your account value in a mix of investment vehicles, including mutual funds, exchange traded funds, closed-end funds, and individual stocks. The GRIP requires your ABC investments to be invested at all times in accordance with an asset allocation strategy acceptable to us in our sole discretion.

The asset allocation strategies that are acceptable to us for use with the GRIP are designed to provide consistent returns and, accordingly, the potential for appreciation may be limited. The asset allocation strategies are intended to minimize the risk that your account value will be reduced to $0 before you die. Accordingly, the risk against which the GRIP protects may be minimal.

You should understand that ABC may change the asset allocation strategy in which you are invested, and your investments may be required to be reallocated accordingly through purchases and/or sales of your investments. The reallocation transactions may have tax consequences. The amount of your lifetime income payments will not be reduced if ABC reinvests your investments in accordance with the revised asset


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                                        8
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

allocation strategy and the strategy is acceptable to us in our sole discretion. However, the amount of your lifetime income payments will be reduced if ABC reinvests some of your investments in a manner that is not in accordance with the revised asset allocation strategy (or another approved strategy) without our express written consent. We will treat such reinvestment as a withdrawal for purposes of determining the corresponding reduction in the amount of your lifetime income payments.

If you or ABC become dissatisfied with your current asset allocation strategy and make withdrawals to reinvest according to a different strategy, the withdrawals may reduce the amount of your lifetime income payments. Such withdrawals may also have tax consequences.

We are not an investment advisor and do not provide investment advice to you in connection with your policy. For information about ABC's Investment Program, you should talk to your ABC financial representative and review the client brochure.

3.       ANNUAL GRIP FEE

WHAT DOES THE GRIP COST?

After you purchase your GRIP you are required to pay an annual fee to us.

The fee will be deducted from your account value. The fee is based on the "policy fee percentage." The policy fee percentage varies based on any increase option you select, as well as whether you purchase the GRIP with the Individual Income Guarantee or the Spousal Income Guarantee. ABC may deduct the fee monthly or quarterly as a separate charge from your account and remit it to us. The sale or transfer of investments in your ABC account to pay the fee will not be treated as a withdrawal for purposes of determining your lifetime income payments. There will not be any refund of the GRIP fee.

We reserve the right to increase the policy fee percentage annually; however, it will never be greater than 5%.

The current policy fee percentage (as a percentage of account value) is:

                                                                                            ROLL-UP AND          COST OF LIVING
                                                                                        AUTOMATIC INCREASE          INCREASE
                                         NO INCREASE OPTION      AUTOMATIC INCREASE        OPTION WITH             OPTION WITH
                                         WITH [4%] SPECIFIED      OPTION WITH [4%]        [4%] SPECIFIED         [3%] SPECIFIED
                                             PERCENTAGE*        SPECIFIED PERCENTAGE*       PERCENTAGE*            PERCENTAGE*
                                         -------------------    --------------------   -------------------     -------------------
Individual Income Guarantee                    [1.00]%                 [1.25]%                [1.50]%                [1.50]%
Spousal Income Guarantee                       [1.50]%                 [1.75]%                [2.00]%                [2.00]%

----------------------------------------------------------------------------------------------------------------------------------

* Specified Percentage of Retirement Income Base available for annual withdrawal


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                                        9
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

4.       WITHDRAWALS FROM YOUR ABC ACCOUNT

HOW DO I STRUCTURE WITHDRAWALS FROM MY ABC ACCOUNT DURING THE ACCUMULATION PHASE TO PROVIDE INCOME PAYMENTS?

During the policy's accumulation phase (i.e., until your ABC investments are reduced to $0 through withdrawals), your income payments are provided through withdrawals from your investments in your ABC account.

As with any investment account, you may make withdrawals from your ABC account at any time and in any amount you choose. However, to obtain the maximum potential benefit from your guarantee under your specific circumstances, you should consider whether to wait until the "Retirement Income Date" stated in your policy to begin taking withdrawals and limit your annual withdrawals to the specified percentage of your current Retirement Income Base.

How your "Retirement Income Date" and "Retirement Income Amount" are calculated as described below.

HOW DO I KNOW WHEN I HAVE REACHED MY "RETIREMENT INCOME DATE" AND CAN START TAKING WITHDRAWALS THAT WILL MAXIMIZE THE POTENTIAL BENEFIT OF MY GUARANTEE?

As noted, to get the maximum benefit from your GRIP, you should wait until your Retirement Income Date to begin taking withdrawals from your ABC account. Your Retirement Income Date depends on whether you purchased the policy with the Individual Income Guarantee or the Spousal Income Guarantee,

   o If you purchased the policy with the Individual Income Guarantee, and you are the sole owner, your Retirement Income Date is the policy anniversary following the date of your 60th birthday, unless you purchased the policy after your 60th birthday, in which case the policy date is the Retirement Income Date. The "policy anniversary" is the same day and month each year as the policy date.

   o If you purchased the policy with the Individual Income Guarantee, and you and some other person(s) are multiple owners of the guarantee, your Retirement Income Date is the policy anniversary following the 60th birthday of the youngest owner. If you purchased the policy after the 60th birthday of the youngest owner, the policy date is the Retirement Income Date.

   o If you purchased the policy and designated a non-natural person as the owner, you are required to purchase the policy with the Individual Income Guarantee and name a natural person(s) to be the designated owner for purposes of determining lifetime income payments under the policy. Your Retirement Income Date under the policy is the policy anniversary following the 60th birthday of the youngest designated owner. If you purchased the policy after the 60th birthday of the youngest owner, the policy date is the Retirement Income Date.

   o If you purchased the policy with the Spousal Income Guarantee, your Retirement Income Date is the policy anniversary following the date of the younger spouse's 65th birthday. If you purchased the policy after the 65th birthday of the younger spouse, the policy date is the Retirement Income Date. If either you or your spouse die prior to the Retirement Income Date, we will recalculate the Retirement Income Date to be the later of:


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                                        10
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

         i.     the next policy anniversary following the date of death; or
         ii. the next policy anniversary following the surviving spouse's 65th birthday.

HOW MUCH SHOULD I WITHDRAW FROM MY ABC ACCOUNT EACH YEAR TO PROVIDE INCOME PAYMENTS?

To get the maximum benefit from your GRIP, you should withdraw no more than your "Retirement Income Amount" each policy year. The first policy year is the one-year period following your policy date. Subsequent policy years run from one policy anniversary to the next.

The following section explains how your "Retirement Income Amount" is calculated.

CALCULATION OF RETIREMENT INCOME AMOUNT. Your Retirement Income Amount is equal to a specified percentage of your Retirement Income Base. The specified percentage is based on the increase option, if any, on your GRIP. (This term, "Retirement Income Base," is an important term under your policy and is used not only to calculate your Retirement Income Amount, but for other purposes as well.)

When your policy is issued, your Retirement Income Base is equal to the account value of your ABC account on the date we issue the policy (the "policy date"). Your "account value" on any date is the aggregate value of the investments in your ABC account as determined from time to time in accordance with applicable law by ABC. It does not matter whether the investments in your account are in mutual funds, stocks, bonds, or other types of investments, as long as each investment is consistent with an asset allocation strategy established by ABC and acceptable to us in our sole discretion.

================================================================================
EXAMPLE:

Assume you open your ABC account and purchase a GRIP at the same time. Assume further that your initial investment is $500,000. Your initial Retirement Income Base is therefore $500,000.

EXAMPLE:

Assume instead that you opened your ABC account five years ago with an initial investment of $500,000. Assume further that you applied to purchase a GRIP one week ago and that it was issued to you today. Your current ABC account value is $600,000. Your Retirement Income Base is equal to your current account value of $600,000.
================================================================================

CAN MY RETIREMENT INCOME AMOUNT INCREASE?

The Retirement Income Amount applicable under your policy at any time during a particular policy year will increase if your Retirement Income Base increases. Your Retirement Income Base will increase as a result of additional contributions you make to your ABC investment account, or by operation of the "Automatic Increase Option," "Roll-Up and Automatic Increase Option," or "Cost of Living Increase Option," if you have purchased one of these increase options available under the policy.


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                                        11
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

INCREASES FROM ADDITIONAL CONTRIBUTIONS TO YOUR ABC ACCOUNT

Your Retirement Income Base will increase each time you make an additional contribution to your ABC account. Your Retirement Income Base will increase by the dollar amount of each additional contribution, as long as ABC invests your additional contributions in accordance with the approved asset allocation strategy.

================================================================================
EXAMPLE:

Assume that on the policy date your Retirement Income Base equals $500,000. Assume further that on the first policy anniversary you make an additional contribution to your ABC account in the amount of $10,000. Your Retirement Income Base will increase to $510,000.
================================================================================

Additional contributions you make to your ABC account increase your account value as well as your Retirement Income Base. It is important to understand that your account value may increase for other reasons as well, such as realized or unrealized investment gains or the reinvestment of dividends. Unless specifically provided by your GRIP, increases in your account value other than increases resulting from additional contributions you make to your ABC account do not increase your Retirement Income Base.

================================================================================
EXAMPLE:

Assume that on the policy date, your Retirement Income Base equals $500,000. Assume further that by your first policy anniversary, your account value has grown to $510,000 because your investments have appreciated. The increase in your account value because of the appreciation of your investments would not increase your Retirement Income Base to $510,000 (unless, as discussed below, you have selected an automatic increase option). Instead, your Retirement Income Base remains $500,000.
================================================================================

INCREASES FROM "AUTOMATIC INCREASE" OPTION

There is an additional charge for this option. When you purchase your GRIP, you may elect the Annual Increase Option to periodically lock in market gains, if any, in excess of withdrawals to increase your Retirement Income Base and Retirement Income Amount, and, therefore, your guaranteed income payments. (However, your Retirement Income Base will never exceed the maximum possible Retirement Income Base specified in your policy.) If you elect this option, your Retirement Income Base will automatically increase on each policy anniversary if your account value is greater than your Retirement Income Base on that date. Your Retirement Income Base will be increased to equal your account value.

================================================================================
EXAMPLE:

Assume that on the policy date, your Retirement Income Base is equal to $500,000. Assume further that by your first policy anniversary, your account value has grown to $520,000 because your investments have appreciated. Your Retirement Income Base would automatically be increased on that anniversary date to $520,000.
================================================================================


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                                        12
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

INCREASES FROM "ROLL-UP AND AUTOMATIC INCREASE" OPTION

There is an additional charge for this option. If elected, your Retirement Income Base will increase on each policy anniversary during the 10-year period following the policy date if you have not made ANY withdrawals from your ABC account prior to such policy anniversary. Your Retirement Income Base will be increased by an amount equal to 5% of your Retirement Income Base on the prior policy anniversary (this increase is referred to as a "Roll-Up"). (However, your Retirement Income Base will never exceed the maximum possible Retirement Income Base specified in your policy.)

In addition, your Retirement Income Base after the Roll-Up will be further increased on each policy anniversary to equal your account value if your account value is more than the Retirement Income Base after the Roll-Up.

================================================================================
EXAMPLE:

Assume that on the policy date, your Retirement Income Base equals $500,000. Assume further that there are no market gains during the first two policy years. On the first policy anniversary, if you have not made any withdrawals, your Retirement Income Base will be increased by an amount equal to 5% of $500,000. Therefore, on the first policy anniversary, your new Retirement Income Base would equal $525,000. On the second policy anniversary, if you have not made any withdrawals, your Retirement Income Base will be increased by an amount equal to 5% multiplied by $525,000. On the second policy anniversary, your new Retirement Income Base would equal $551,250.

EXAMPLE:

Assume that on the policy date, your Retirement Income Base equals $500,000. On the first policy anniversary, if you have not made any withdrawals, your Retirement Income Base will be increased by an amount equal to 5% of $500,000. Therefore, on the first policy anniversary, your new Retirement Income Base would equal $525,000. Assume, however, that your account value on the first policy anniversary had grown to $530,000 because your investments had appreciated in value. Because your account value on the first policy anniversary is higher than your Retirement Income Base after the applicable Roll-Up, your new Retirement Income Base on the first policy anniversary is $530,000.

EXAMPLE:

Assume that on the policy date, your Retirement Income Base equals $500,000. Assume also that you had made an additional contribution of $30,000 during the first policy year, and on the date the additional contribution was credited to your account your Retirement Income Base was increased to $530,000. On the first policy anniversary, if you have not made any withdrawals, your Retirement Income Base will be increased by an amount equal to 5% of $500,000 or $25,000. Therefore, on the first policy anniversary, your new Retirement Income Base would equal $ 555,000. Assume further that your account value on the first policy anniversary had grown to $560,000. The Retirement Income Base on the first policy anniversary after the Roll-Up, $ 555,000, would be further increased to equal your current account value. Your new Retirement Income Base on the first policy anniversary would be $560,000.
================================================================================


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                                        13
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

INCREASES FROM COST OF LIVING INCREASE OPTION

There is an additional charge for this option. If elected, your Retirement Income Base will increase on each policy anniversary by an amount equal to 3% multiplied by the quantity (A) less (B), where:

         (A) is your Retirement Income Base on the policy anniversary, and

         (B) is the cumulative amount of additional contributions you made to your ABC account during the prior policy year.

================================================================================
EXAMPLE:

Assume that on the policy date, your Retirement Income Base is equal to $500,000. Assume also that the Cost of Living Increase percentage is 3%. On the first policy anniversary, your Retirement Income Base would be increased by an amount equal to 3% multiplied by $500,000, even if your account value had declined. On the first policy anniversary, your new Retirement Income Base would equal $515,000.

Assume further that during the second policy year, your account value declined further. Your Retirement Income Base would remain equal to $515,000. On the second policy anniversary, your Retirement Income Base would be increased by an amount equal to 3% multiplied by $515,000. On the second policy anniversary, your new Retirement Income Base would equal $530,450.
================================================================================

CAN MY RETIREMENT INCOME AMOUNT DECREASE?

The "Retirement Income Amount" applicable under your guarantee at any time during a particular policy year (and, therefore, the amount of the annual withdrawals you may take during that policy year while still maximizing the potential benefit of the policy's guarantee) will decrease if your Retirement Income Base decreases. Your Retirement Income Base may decrease as a result of withdrawals you make from your ABC account, depending on the timing and amount of the withdrawals. The impact of withdrawals on the amount of your Retirement Income Amount is discussed in the following sections.

================================================================================
DEFINITION OF "WITHDRAWAL":

The term "withdrawal" is an important term for you to understand because withdrawals impact the amount of your Retirement Income Base and Retirement Income Amount and, therefore, the amount of guaranteed income payments you may receive in accordance with the terms of the policy. A "withdrawal" is defined as
(i) the sale of investments in your ABC account that are not reinvested in accordance with an approved asset allocation strategy; (ii) the sale or transfer of investments to pay investment advisory, brokerage or other administrative fees; (iii) the transfer of investments out of your ABC account; or (iv) dividends, capital gains or other accretions paid into your account that are not reinvested in your account in accordance with an approved asset allocation strategy. However, the sale or transfer of investments to pay the fee will not be treated as a withdrawal.
================================================================================


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                                        14
================================================================================

WITHDRAWALS PRIOR TO THE RETIREMENT INCOME DATE

Prior to the Retirement Income Date, your Retirement Income Base will be reduced by any withdrawal in the same proportion as your account value (immediately prior to the withdrawal) is reduced by the withdrawal. If you make a withdrawal of your entire account value, your Retirement Income Base will be reduced to zero and your guarantee will terminate.

================================================================================
EXAMPLE:

Assume that on the policy date, your Retirement Income Base equals $500,000. Assume further that on your first policy anniversary, you make a withdrawal of $25,000 from your ABC account. Assume also that during the first policy year, your account value had not increased or decreased and that your account value would therefore decrease to $475,000 as a result of the withdrawal. Your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your account value. Your account value was reduced by 5%, and accordingly, your Retirement Income Base is reduced by 5%. Therefore, your Retirement Income Base after the withdrawal would be $475,000.

Now, assume that on the second policy anniversary, you make a withdrawal of $25,000 from your ABC account. Assume also that your account value has decreased from $475,000 to $450,000 during the second policy year.

In this situation, the $25,000 withdrawal reduced the Retirement Income Base by more than $25,000 because the withdrawal was taken in a down-market. Your account value would decrease from $450,000 to $425,000 as a result of the withdrawal. Your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your account value or 5.55%. Therefore, your Retirement Income Base as a result of the withdrawal would be reduced from $450,000 to $448,875.

Assume that on the third policy anniversary, you make a withdrawal of $425,000 from your ABC account (the amount of your entire account value). Your account value would decrease to $0. Your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your account value. Therefore, your Retirement Income Base after the withdrawal would be $0 and your guarantee would terminate without value.
================================================================================

WITHDRAWALS ON OR AFTER THE RETIREMENT INCOME DATE

On or after your Retirement Income Date, your Retirement Income Base will not be reduced by withdrawals during a particular policy year as long as the cumulative amount of withdrawals you make in that policy year is less than or equal to your Retirement Income Amount applicable during that policy year. If a withdrawal causes the cumulative withdrawals to exceed the Retirement Income Amount in that policy year, the withdrawal amounts in excess of the Retirement Income Amount and any subsequent withdrawals during that policy year will be considered "Excess Withdrawals." Each Excess Withdrawal will reduce the Retirement Income Base in the same proportion as the account value is reduced by the Excess Withdrawal.


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                                        15
================================================================================

================================================================================
EXAMPLE:

Assume that the policy date is the same as the Retirement Income Date. Assume your Retirement Income Amount is 4% of your Retirement Income Base. Assume that on the policy date, the amount of your Retirement Income Base equals $500,000, and your Retirement Income Amount therefore equals $20,000. Assume that during the first policy year you make a withdrawal of $20,000 from your account and that your account value had not increased or decreased during the first policy year. Your account value would decrease to $480,000 as a result of the withdrawal, but because your cumulative withdrawals did not exceed your Retirement Income Amount, your Retirement Income Base would remain at $500,000.

Assume that later that policy year, you withdraw an additional $25,000 from your account and that your account value had not increased or decreased since your last withdrawal. Your account value would decrease to $455,000 as a result of the second withdrawal. Your cumulative withdrawals for the year are now $45,000 which exceeds your Retirement Income Amount of $20,000. Therefore, your Retirement Income Base will first be reduced by 5.2% because the excess withdrawal of $25,000 reduced your account value by 5.2%. Therefore your Retirement Income Base is now $474,000.

Assume during the second policy year, you make a withdrawal of $474,000 from your account (your entire account value). Your account value would decrease to $0. Your Retirement Income Base would be reduced in the same proportion that withdrawal reduced your account value. Therefore, your Retirement Income Base after the withdrawal would be $0 and your guarantee will terminate without value.
================================================================================

IF YOU MAKE A WITHDRAWAL OF YOUR ENTIRE ACCOUNT VALUE AND THE CUMULATIVE AMOUNT OF WITHDRAWALS YOU HAVE MADE IN THAT POLICY YEAR (INCLUDING THE CURRENT WITHDRAWAL) EXCEEDS YOUR RETIREMENT INCOME AMOUNT, YOUR RETIREMENT INCOME BASE IS REDUCED TO $0 AND YOUR GUARANTEE WILL TERMINATE.

================================================================================
THE IMPORTANCE OF MANAGING YOUR WITHDRAWALS

As evident, withdrawals must be carefully managed if they are to avoid adversely impacting the amount of your Retirement Income Base and Retirement Income Amount or causing a termination of your guarantee that may not be in your best interests. You should carefully consider whether you may need to make withdrawals before the Retirement Income Date or in excess of applicable limits after the Retirement Income Date. If you believe you may have such a need, you should have other sources of liquidity to avoid having to make these types of withdrawals. Your guarantee does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving your account value.
================================================================================

================================================================================
THE IMPORTANCE OF CONSIDERING WHEN TO START MAKING WITHDRAWALS

You may start making withdrawals from your account at any time on or after the policy date. However, any withdrawals reduce your account value. Additionally, as discussed above, withdrawals from your account may reduce your Retirement Income Base and correspondingly, your Retirement Income Amount. While you should wait until on or after the Retirement Income Date to begin making withdrawals, the longer you wait after such date to start making withdrawals from your account, the less likely you will be to benefit from your guarantee because of decreasing life expectancy. On the other hand, the longer you wait to begin making withdrawals, the more likely you will be to benefit from any automatic increase options you have selected. You should carefully consider when to begin making withdrawals.
================================================================================


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                                       16
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

ABC will administer your requests for withdrawals. We will receive information periodically from ABC concerning your account value and transactions processed in your account. We will track your account value and transactions in your account to calculate the amount of your Retirement Income Amount, if any, on an ongoing basis.

                                  PAYOUT PHASE
================================================================================

The payout phase of your GRIP begins if, and when, withdrawals from your ABC account (within applicable limits of the policy) and poor market performance too may reduce your account value to $0 -- i.e., you no longer own any investments in your account.

================================================================================
EXAMPLE

Assume that you purchased your GRIP at age 50 and your initial Retirement Income Base was $500,000. Because of increases to your Retirement Income Base, the amount had grown to $1,000,000 by the time you reached your Retirement Income Base at age 60, at which time you began to take systematic withdrawals of $40,000 per policy year. You do not take withdrawals during any policy year that exceed $40,000, but because of poor market performance, your ABC investments are reduced to $0 by age 80. At that time, we begin lifetime fixed income payments of $40,000 for the rest of your life.
================================================================================

RETIREMENT INCOME AMOUNT PAYMENTS

IF MY ABC INVESTMENTS ARE REDUCED TO $0, HOW ARE MY CONTINUING INCOME PAYMENTS CALCULATED?

If and when your ABC investments are reduced to $0 as a result of withdrawals within the limits of the policy from your ABC account and/or poor market performance, we will provide you with continuing income payments. The income payments are provided through a lifetime fixed payout annuity.

We will provide you with continuing income payments in the form of lifetime income payments that will continue until you die, or, if you purchased the Spousal Income Guarantee, until both you and your spouse die. The annual amount of income payments we will pay to you is equal to the Retirement Income Amount on the date the account value decreases to $0. The amount of the payments will vary only if you elected the Cost of Living Increase Option, in which case, your payments may increase. We will make monthly payments equal to one-twelfth of the Retirement Income Amount unless you request an alternative payment frequency.

   o If your ABC investments are reduced to $0 on or after the Retirement Income Date, monthly payments will commence one month following the date your account value decreases to zero.

   o If your ABC investments are reduced to $0 prior to the Retirement Income Date, monthly payments will commence one month following the Retirement Income Date.


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                                       17
================================================================================

================================================================================
EXAMPLE

Assume your Retirement Income Date is the same as your policy date. Assume that your Retirement Income Base is equal to $100,000 on your 10th policy anniversary and your Retirement Income Amount is 4% of your Retirement Income Base. Therefore, your Retirement Income Amount is equal to 4% of $100,000 or $4,000. Your account value is equal to $3,000. You make a withdrawal of $3,000 on your 10th policy anniversary and your account value is reduced to $0 as a result of this withdrawal. Monthly lifetime income payments equal to 1/12 of $4,000 or $333.33 will begin one month following the date your account value reduced to $0.
================================================================================

WHAT IF I DIE BEFORE MY ABC INVESTMENTS ARE REDUCED TO $0?

The lifetime income payments under your GRIP are "contingent" because they are triggered only when you take withdrawals within the limits imposed by the policy, AND those withdrawals, along with any poor market performance, reduce your ABC account value to $0 within your lifetime. If these contingencies do not occur, then the guarantee terminates without value and the second, or payout phase of the policy never goes into effect.

                               GENERAL INFORMATION

                   DETERMINING WHETHER A GRIP IS RIGHT FOR YOU

It is important to understand that the GRIP does not protect the actual value of the investments in your ABC account. For example, if you invest $500,000 in your ABC account, and your account value has dropped to $400,000 on the Retirement Income Date, we are not required to add $100,000 to your account. Rather, the GRIP provides that when you have reached the Retirement Income Date, you may begin withdrawing guaranteed lifetime annual income payments of $20,000 (4% of $500,000), rather than $16,000 (4% of $400,000) annually from your account, and if these withdrawals decrease your account to $0 then we guarantee to continue annual income payments for the rest of your life.

It is also important to understand that even after you have reached the Retirement Income Date and start taking withdrawals from your ABC account, those withdrawals are made first from your own investments. We are required to start using our own money to make continuing lifetime income payments to you only when and if you do not have any investments left in your account. We limit our risk under the guarantee in this regard by limiting the amount you may withdraw each year from your ABC account to your current Retirement Income Amount, which is equal to a specified percentage of your current Retirement Income Base. If your investment return on your ABC account over time is sufficient to generate gains that can sustain systematic or periodic withdrawals or greater, your investments will never be reduced to $0.

There are many variables, however, other than average annual return on your ABC investments that will determine whether your investments generate enough gain over time to sustain a systematic or periodic withdrawals equal to your Retirement Income Amount from your investments. Your account value may have declined over time before the Retirement Income Date, which means that your investments would have to produce an even greater return after the Retirement Income Date to make up for the investment losses before that date. Moreover, studies have shown that individual years of negative annual average investment


================================================================================
                                       18
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

returns can have a disproportionate impact on the ability of your retirement investments to sustain systematic withdrawals over an extended period.

Of course, even if your ABC investments do not generate sufficient gains after the Retirement Income Date to support systematic or periodic withdrawals equal to your Retirement Income Amount and your actual account value declines over time, your investments may not be fully reduced to $0 for a number of years. If you die before your investments are reduced to $0, the strategy of liquidating your retirement assets through a program of systematic withdrawals without the guarantee provided by the guarantee will have proved to be an effective one. However, studies indicate that lifespans are generally continuing to increase, and therefore, while everyone wants to live a long life, funding retirement through systematic withdrawals presents the risk of outliving those withdrawals. The GRIP is designed to protect you against the risk of living too long, commonly known as "longevity risk."

                             TERMINATION OF THE GRIP

VOLUNTARY TERMINATION. You may terminate your guarantee at any time in accordance with the established administrative procedures we have in place at the time of termination. No amount of fees will be returned to you and your guarantee will terminate without value.

AUTOMATIC TERMINATION. Your guarantee will automatically terminate upon any of the following events:

   o If you purchased the guarantee with the Individual Income Guarantee, and you are the sole owner or one of the multiple owners, your guarantee will terminate upon the first death of an owner. If the sole owner is a non-natural person, the guarantee will terminate on the first death of a designated owner.

   o If you purchased the guarantee with the Spousal Income Guarantee, upon the first death of you or your spouse, the surviving spouse becomes the sole owner of the guarantee, and the guarantee continues automatically unless the surviving spouse elects not to continue. If the surviving spouse elects not to continue, the guarantee will terminate. If the guarantee continues with the surviving spouse as the sole owner, the guarantee and the rights and obligations under the policy are unchanged. Upon the death of the surviving spouse, the guarantee will terminate. In the event of a divorce, the policy will continue; however, the guarantee will terminate upon the first death of you or your former spouse.

   o If your Retirement Income Base is reduced to $0, your guarantee will terminate.

   o If you elect the Lifetime Payment Option, your guarantee will terminate.

   o The date the investments in your ABC account are invested in an asset allocation strategy that ABC has changed in any manner without our express written consent.

                             LIFETIME PAYMENT OPTION

At any time before your account value decreases to $0, you may elect the Lifetime Payment Option. If you elect the Lifetime Payment Option, you must liquidate ALL of the investments in your ABC account, terminate


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                                       19
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

your guarantee without value, and apply the proceeds to purchase a supplemental lifetime fixed immediate annuity contract from us. The payments under the supplemental contract will not be less than those calculated by multiplying the value of the proceeds by the rates guaranteed in your GRIP policy. These payments are not the same as payments that might commence after your account value decreases to $0 had you not elected the Lifetime Payment Option. If you elect the Lifetime Payment Option, your guarantee will terminate.

                                  RISK FACTORS
================================================================================

   o Certain features of your policy, such as the asset allocation strategies and the limits on the amount you may withdraw annually without reducing your Retirement Income Base and Retirement Income Amount, are intended to minimize the risk that your account value will be reduced to $0 before you die. Accordingly, the risk against which the GRIP protects, i.e., that your account value is reduced to $0 by withdrawals and/or poor market performance and that you live beyond age 80, may be minimal.

   o The GRIP is novel and innovative. To date, the tax consequences of the GRIP offered under your policy have not been addressed in published tax authorities. WE MAKE NO ASSURANCES THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE INTERPRETATIONS OF THE EXPECTED TAX TREATMENT OF RETIREMENT INCOME AMOUNT PAYMENTS AFTER YOUR ACCOUNT VALUE DECREASES TO ZERO OR THE EFFECT (OR LACK OF EFFECT) OF YOUR POLICY ON THE TAX TREATMENT OF ANY TRANSACTIONS INVOLVING YOUR POLICY, CONTAINED IN THIS PROSPECTUS, OR THAT A COURT WOULD AGREE WITH THESE INTERPRETATIONS IF THE INTERNAL REVENUE SERVICE CHALLENGED THEM. YOU SHOULD CONSULT A TAX ADVISOR BEFORE PURCHASING YOUR POLICY.

   o     Your lifetime income payments are subject to our claims paying ability.

   o Withdrawals must be carefully managed if they are to avoid impacting the amount of your Retirement Income Base and Retirement Income Amount or causing a termination of your guarantee that may not be in your best interests. You should carefully consider whether you may need to make withdrawals before the Retirement Income Date or in excess of applicable limits after the Retirement Income Date. If you believe you may have such a need, you should own other investments that can serve as a source of liquidity to avoid having to make these types of withdrawals. Your guarantee does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving your account value.

   o The approved asset allocation strategies are generally designed to provide consistent returns and, accordingly, the potential for significant appreciation may be limited.

   o ABC may change your approved asset allocation strategy and the investments in your ABC account may be required to be reallocated accordingly. The reallocation may have tax consequences.


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                                       20
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

   o If you or ABC become dissatisfied with your current approved asset allocation strategy and make withdrawals to reinvest according to a different strategy, the withdrawals may reduce the Retirement Income Base and Retirement Income Amount. Such withdrawals may have tax consequences.

   o If you purchase the guarantee and your account value decreases to $0 prior to the Retirement Income Date, we are not required to begin making payments to you (if any) until one month after your Retirement Income Date. If you or another person covered by the policy die before the Retirement Income Date, your guarantee will terminate before the payout phase begins and you will receive no income payments.

   o After the Retirement Income Date, the longer you wait to start making withdrawals from your account, the less likely you will be to benefit from your guarantee because of decreasing life expectancy. On the other hand, the longer you wait to begin making withdrawals, the more likely you will be to benefit from any optional features, such as the Automatic Increase Option. You should carefully consider when to begin making withdrawals.

   o If the Spousal Income Guarantee is in effect, in the event of a divorce, the guarantee will continue; however, the guarantee will terminate upon the first death of you or your former spouse.

   o Your guarantee is registered in accordance with the Securities Act of 1933 and the offering of your guarantee must be conducted in accordance with the requirements of the Act. We are also subject to applicable periodic reporting and other requirements imposed by the Securities Exchange Act of 1934. However, payments commencing after your account value decreases to $0 and payments provided by the Lifetime Payment Option are not subject to registration under the Federal securities laws.

   o We are not an investment advisor and do not provide investment advice to you in connection with your guarantee. Investments in your ABC account are owned by you and not us. We have no control of acquisitions, redemptions, and any other disposition of any assets in your account.

   o We are not an investment company and therefore we are not registered under the Investment Company Act of 1940, and the protections provided by the Act are not applicable with respect to your guarantee.

                            MISCELLANEOUS PROVISIONS
================================================================================

PERIODIC COMMUNICATIONS TO SHAREHOLDERS

ABC account statements will be provided to you periodically by ABC.

AMENDMENTS TO THE POLICY

The group annuity contract and policy may be amended to conform to changes in applicable law or interpretations of applicable law, or to accommodate design changes. Changes in the group annuity contract and policy may need to be approved by the state insurance departments.

ASSIGNMENT

You may not assign your interest in this policy without our prior written approval.


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                                       21
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

CANCELLATION

Once you purchase the policy, you can only cancel your policy by (i) advising ABC that you no longer wish the GRIP coverage and to stop payment of the periodic fees from your account or (ii) liquidating all of the investments in your ABC account.

MISSTATEMENTS

If you misstate your sex or age, we will terminate the guarantee as to that portion of the coverage or benefit payments that would be reduced or eliminated because of the misstatement of age or sex.

                              TAXATION OF THE GRIP
================================================================================

The following is a general discussion based on our understanding of current Federal income tax law. This discussion does not cover every situation and does not address all possible circumstances. In general, this discussion does not address the tax treatment of transactions involving investment assets held in account except insofar as the GRIP itself may be relevant to the tax treatment of such transactions. Further, no attempt is made to consider any applicable state tax or other tax laws, or to address any federal estate, or state and local estate, inheritance and other tax consequences of the GRIP. Estate and inheritance tax consequences will depend on your individual circumstances. You should also be aware that the tax laws may change, possibly with retroactive effect. You should consult your own tax advisor regarding the potential tax implications of the GRIP in light of your particular circumstances.

THE GRIP IS NOVEL AND INNOVATIVE AND, TO DATE, ITS PROPER CHARACTERIZATION AND CONSEQUENCES FOR FEDERAL INCOME TAX PURPOSES HAVE NOT BEEN DIRECTLY ADDRESSED IN ANY CASE, ADMINISTRATIVE RULINGS OR OTHER PUBLISHED AUTHORITIES. We make no assurances that the Internal Revenue Service will agree with the interpretations of the expected tax treatment of the GRIP or the effect (or lack of effect) of the GRIP on the tax treatment of any transactions involving the GRIP, contained in this prospectus, or that a court would agree with these interpretations if the Internal Revenue Service challenged them. YOU SHOULD CONSULT A TAX ADVISOR BEFORE PURCHASING THE GRIP.

If sold in connection with a pension plan or employer-sponsored retirement program, the GRIP is called a Qualified GRIP. If the GRIP is independent of any formal retirement or pension plan, it is termed a Non-Qualified GRIP. Different tax rules apply to Qualified GRIPs and Non-Qualified GRIPs, and the tax rules applicable to Qualified GRIPs vary according to the type of retirement plan and the terms and conditions of the plan.

NON-QUALIFIED GRIPs

TREATMENT OF GRIP AS ANNUITY CONTRACT. Although there is no direct guidance on this issue, we intend to treat a Non-Qualified GRIP as an annuity contract for Federal income tax purposes. It is possible that the GRIP will be treated as a contingent option, a notional principal contract or some other type of financial derivative for such purposes, with different tax consequences than if it were treated as an annuity. If you are the holder or beneficiary of a Non-Qualified GRIP, you should consult your own tax advisor regarding its proper tax treatment.


================================================================================
                                       22
================================================================================

In order to be treated as an annuity contract for Federal tax purposes, a contract must contain certain provisions prescribing distributions that must be made when an owner of the contract dies. We believe that by its terms the GRIP satisfies these requirements. In all events, we will administer the GRIP to comply with these Federal tax requirements. We also intend to treat the GRIP as an annuity contract that is separate and apart from mutual fund shares or other investment assets in your account for Federal income tax purposes. There is no authority directly supporting this treatment, however, and you should consult a tax advisor on the issue.

YOUR ABC INVESTMENTS. While the matter is not free from doubt, we believe that, in general, the tax treatment of transactions involving the investments in your ABC account (assuming such investments are in accordance with an approved asset strategy ("Your ABC investments")), including redemptions, dispositions and distributions with respect to such investments, more likely than not will be the same as in the absence of the GRIP. (The tax treatment of such transactions is beyond the scope of this prospectus, but you may find relevant tax information in your ABC client brochure or any mutual fund prospectus you may have received if the GRIP covers mutual fund shares, and in any event, you should consult a tax advisor for further information about the tax treatment of investments covered by the GRIP.) Thus, we believe, in general, that it is more likely than not that (1) distributions and dividends on your ABC Covered Investments will not be treated as payments under the GRIP, but rather as distributions with respect to such securities and therefore potentially eligible for the preferential tax rates applicable to "qualified dividend income"; (2) amounts received on redemption or disposition of your ABC Covered Investments will be treated as amounts realized on a sale or exchange of such assets rather than as distributions under the GRIP; and (3) the purchase of the GRIP will not automatically result in either (a) loss of the benefit of preferential income tax rates applicable to dividends on your ABC Covered Investments constituting "qualified dividend income" or (b) under the so-called "straddle" rules, suspension of the holding period for purposes of determining eligibility for long-term capital gains treatment of any gains, or potential deferral of losses, when you dispose of investments in your ABC account. (These conclusions are in part based on the low probability when your GRIP is issued that your account value will reach $0 and that you will receive Retirement Income Amount payments thereafter.) There are no published authorities directly supporting our conclusions and the Internal Revenue Service ("IRS") may disagree with them. If the IRS were to successfully take a different position on these issues, it could have a material adverse effect on the tax consequences of your acquisition, holding and disposition of investments in your ABC account. Furthermore, it is possible that the tax consequences under the qualified dividend and straddle rules could change depending on changes in your circumstances in future years, particularly if losses are realized at a time when it has become likely that your account value will reach $0 and you will receive Retirement Income Amount payments thereafter, or changes in the tax laws. You should consult your own tax advisor as to the tax consequences, if any, of the GRIP under these rules and other relevant tax provisions, both at the time of initial purchase and in subsequent years.

RETIREMENT INCOME AMOUNT PAYMENTS. Assuming that the GRIP is treated as an annuity contract for tax purposes, Retirement Income Amount payments beginning if and when your ABC account value has been reduced to $0 should be treated in part as taxable ordinary income and in part as non-taxable recovery of the aggregate policy fees you have previously paid (your "investment in the contract") until you recover all of your investment in the contract. After that, Retirement Income Amount payments will be taxable in full as ordinary income. (Different rules may apply to Qualified GRIPs.) You should consult a tax advisor as to the tax treatment of Retirement Income Amount payments.


================================================================================
                                       23
================================================================================

LIFETIME PAYMENT OPTION. If you exercise your right to liquidate your ABC Investments and to apply the proceeds to purchase a supplemental lifetime fixed immediate annuity contract from us under the Lifetime Payment Option, we believe that such annuity contract will be treated as an annuity contract for tax purposes and distributions therefrom will be taxed as annuity distributions. Thus, distributions from the annuity contract will be taxed as ordinary income to the extent that the value is more than your investment in the contract, which should be equal to the value of the ABC investments applied to purchase the annuity contract. Any amounts you receive if you pledge or assign your annuity as security for a loan will also be treated as distributions and taxed like distributions. Annuity payments will generally be treated in part as taxable ordinary income and in part as non-taxable recovery of your investment in the contract until you recover all of your investment in the contract. After that, annuity payments will be taxable in full as ordinary income. The liquidation of your ABC investments will be a taxable event, and you will not be able to apply the proceeds to purchase an annuity contract offered under the Lifetime Payment Option on a tax-free basis. Different rules may apply under qualified plans.

PAYMENT OF THE GRIP FEE. Payment of the GRIP fee with proceeds from investment assets held in your ABC account may have tax consequences. You should consult a tax advisor for further information.

QUALIFIED GRIPs

The GRIP may be used with several types of qualified plans. Individual Retirement Accounts (IRA Accounts), Keoghs, Corporate Pension and Profit Sharing Plans and State Deferred Compensation Plans will be treated, for purposes of this discussion, as qualified plans. The Qualified GRIP is not available as an Individual Retirement Annuity (IRA Annuity).

The tax rules applicable to Qualified GRIPs vary according to the type of plan and the terms and conditions of the plan. No attempt is made here to provide more than general information about the use of the Qualified GRIP with the various types of qualified plans. We reserve the right at any time to discontinue the use of the GRIP with qualified plans. Participants under such qualified plans, as well as beneficiaries, are cautioned that the rights of any person to any benefits under such qualified plan may be subject to the terms and conditions of the plans themselves or limited by applicable law, regardless of the terms and conditions of the Qualified GRIP.

   o The Qualified GRIP is available only with respect to ABC accounts held under the qualified plan for which the Qualified GRIP is purchased.

   o We are not responsible for determining whether the Qualified GRIP complies with the terms and conditions of, or applicable law governing, any qualified plan. You or a fiduciary for the plan is responsible for making that determination. Similarly, we are not responsible for administering any applicable tax or other legal requirements applicable to the qualified plan. You or a fiduciary for the plan is responsible for determining that distributions, beneficiary designations, investment restrictions, charges and other transactions under the Qualified GRIP are consistent with the terms and conditions of the plan and applicable law.

   o The Qualified GRIP is intended for purchase by the trustee or custodian of Keoghs, Individual Retirement Accounts, Corporate Pension and Profit Sharing Plans, and State Deferred Compensation Plans. If You are considering the purchase of a Qualified GRIP to be held by a participant in


================================================================================
                                       24
================================================================================
         connection with a Section 403(b) program, see the discussion above under TREATMENT OF THE GRIP AS AN ANNUITY CONTRACT and consult a tax advisor prior to purchase.

   o The Qualified GRIP requires a Retirement Income Fee annually. If Your account balance under the plan is insufficient to pay the Retirement Income Fee, the Qualified GRIP will terminate unless You are permitted to and do make additional contributions to the qualified plan.

   o If you elect the Spousal Income Guarantee, your spouse must be your beneficiary under the qualified plan.

   o If your ABC account value is reduced to zero prior to the date you are permitted to receive distributions under the qualified plan, you may have to either direct Retirement Income Amount payments to other plan investment options until the plan distribution date, or delay commencement of Retirement Income Amount payments which may reduce the value of the Qualified GRIP to you.

   o Qualified plans are generally subject to required minimum distribution rules. The value of the guarantee provided by the Qualified GRIP may have to be taken into account in determining Your required minimum distributions under the qualified plan. In order to assist the plan in complying with the required minimum distribution provisions of the tax law, the guarantee period under a Qualified GRIP may be less than 20 years, in which case the annual Retirement Income Amount will be adjusted appropriately. Withdrawals from your ABC account taken to meet required minimum distribution requirements, in proportion to the value of your account to your overall plan account balance, will be deemed to be within the Retirement Income Amount of this GRIP.

Effective January 1, 1993, Section 3405 of the Internal Revenue Code was amended to change the roll-over rules applicable to the taxable portions of distributions from qualified pension and profit-sharing plans. Taxable distributions eligible to be rolled over generally will be subject to 20 percent income tax withholding. Mandatory withholding can be avoided only if the employee arranges for a direct rollover to another qualified pension or profit-sharing plan or to an IRA. The mandatory withholding rules apply to all taxable distributions from qualified plans except (a) distributions required under the Code, (b) substantially equal distributions made over the life (or life expectancy) of the employee, or for a term certain of 10 years or more and
(c) the portion of distributions not includable in gross income (i.e., return of after-tax contributions).

On July 6, 1983, the Supreme Court decided in ARIZONA GOVERNING COMMITTEE VS. NORRIS that optional annuity benefits provided under an employer's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women. The GRIP sold by us in connection with certain qualified plans will utilize annuity tables that do not differentiate on the basis of sex. Such annuity tables also will be available for use in connection with certain nonqualified deferred compensation plans.

Numerous changes have been made to the income tax rules governing qualified plans as a result of legislation enacted during the past several years, including rules with respect to: coverage, participation, maximum contributions, required distributions, penalty taxes on early or insufficient distributions and income tax withholding on distributions. The following are general descriptions of the various types of qualified plans and of the use of the contracts in connection therewith.


================================================================================
                                       25
================================================================================

INDIVIDUAL RETIREMENT ACCOUNTS. Code Sections 408 and 408A permit eligible individuals to contribute to an individual retirement program known as an "IRA." These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible and on the time when distributions may commence. In addition, distributions from certain other types of qualified plans may be placed on a tax-deferred basis into an IRA. Effective January 1, 1997, employers may establish a new type of IRA called SIMPLE (Savings Incentive Match Plan for Employees). Special rules apply to participants' contributions to and withdrawals from SIMPLE IRAs. Also effective January 1, 1997, salary reduction IRAs (SARSEP) no longer may be established. Effective January 1, 1998, individuals may establish Roth IRAs. Special rules also apply to contributions to and distributions from Roth IRAs. A Qualified GRIP may be purchased by an Individual Retirement Account for a mutual fund or brokerage account held under that Account. The Qualified GRIP is not available as an Individual Retirement Annuity.

KEOGH PLANS. The Self-Employed Individual Tax Retirement Act of 1962, as amended, permits self-employed individuals to establish "Keoghs" or qualified plans for themselves and their employees. The tax consequences to participants under such a plan depend upon the terms of the plan. In addition, such plans are limited by law with respect to the maximum permissible contributions, distribution dates, nonforfeitability of interests, and tax rates applicable to distributions. In order to establish such a plan, a plan document must be adopted and implemented by the employer, as well as approved by the IRS. A Qualified GRIP may be purchased by a Keogh plan for a mutual fund or brokerage account held under that plan.

CORPORATE PENSION AND PROFIT-SHARING PLANS. Code Section 401(a) permits corporate employers to establish various types of retirement plans for employees. Such retirement plans may permit the purchase of contracts to provide benefits thereunder. A Qualified GRIP may be purchased by a Corporate Pension or Profit-Sharing Plan for a mutual fund or brokerage account held under that plan.

Contributions to the Plan for the benefit of employees will not be includable in the gross income of the employee until distributed from the Plan. The tax consequences to participants may vary depending upon the particular Plan design. However, the Code places limitations and restrictions on all Plans, including on such items as: amount of allowable contributions; form, manner and timing of distributions; transferability of benefits; vesting and nonforfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, withdrawals and surrenders. Purchasers of the Qualified GRIP for use with Corporate Pension or Profit-sharing Plans should obtain competent tax advice as to the tax treatment and suitability of such an investment.

DEFERRED COMPENSATION PLANS WITH RESPECT TO SERVICE FOR STATE AND LOCAL GOVERNMENTS AND TAX EXEMPT ORGANIZATIONS. Code Section 457 provides for certain deferred compensation plans with respect to service for state and local governments and certain other entities. The contracts may be used in connection with these plans; however, under these plans if issued to tax exempt organizations, the GRIP owner is the plan sponsor. The rights of individual plan participants are governed solely by their agreements with the plan sponsor and not by the terms of the Qualified GRIP. Effective in 1997 for new state and local government plans, such plans must be funded through a trust or custodial account held for the exclusive benefit of plan participants. A Qualified GRIP may be purchased by a Section 457 Plan for a mutual fund or brokerage account held under that plan.

PENALTY TAX ON CERTAIN SURRENDERS AND WITHDRAWALS FROM QUALIFIED PLANS. In the case of a withdrawal under a qualified plan, a ratable portion of the amount received is taxable, generally based on the ratio of the


================================================================================
                                       26
================================================================================
individual's cost basis to the individual's total accrued benefit under the retirement plan. Special tax rules may be available for certain distributions from a qualified plan. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from qualified retirement plans, including contracts issued and qualified under Code Section 401 (Keogh and Corporate Pension and Profit-sharing Plans) Programs. To the extent amounts are not includable in gross income because they have been properly rolled over to an IRA or to another eligible qualified plan, no tax penalty will be imposed. The tax penalty will not apply to the following distributions: (a) if distribution is made on or after the date on which the participant reaches age 59 1/2; (b) distributions following the death or disability of the participant (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) after separation from service, distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the participant or the joint lives (or joint life expectancies) of such participant and his or her designated beneficiary; (d) distributions to a participant who has separated from service after he has attained age 55; (e) distributions made to the participant to the extent such distributions do not exceed the amount allowable as a deduction under Code Section 213 to the participant for amounts paid during the taxable year for medical care; and (f) distributions made to an alternate payee pursuant to a qualified domestic relations order.

Generally, distributions from a qualified plan must commence no later than April 1 of the calendar year following the later of: (a) the year in which the employee attains age 70 1/2 or (b) the calendar year in which the employee retires. Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.

SEEK TAX ADVICE. The above description of federal income tax consequences of the different types of qualified plans which may be funded by the Qualified GRIPs offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. The rules governing the provisions of qualified plans are extremely complex and often difficult to comprehend. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. Any person considering adoption of a qualified plan and purchase of a GRIP in connection therewith should first consult a qualified tax advisor, with regard to the suitability of the GRIP for the qualified plan.

                                    ABOUT US
================================================================================

We are PHL Variable Insurance Company, a Connecticut stock life insurance company incorporated on July 15, 1981.

We sell life insurance policies and annuity contracts through producers of affiliated distribution companies and through brokers. Our executive and administrative office is located at One American Row, Hartford, Connecticut, 06103-2899.

We are a wholly owned subsidiary of Phoenix Life Insurance Company ("Phoenix") through its holding company, PM Holdings, Inc. Phoenix is a life insurance company, which is wholly owned by The Phoenix Companies, Inc. ("PNX"), which is a manufacturer of insurance, annuity and asset management products.


================================================================================
                                       27
================================================================================

                                   DEFINITIONS
================================================================================
    The following is a listing of defined terms and the page numbers of the page on which the definition of each term may be found.

TERM                                                                 PAGE NUMBER
--------------------------------------------------------------------------------
Account..................................................................      8
Account Value............................................................      5
Retirement Income Account................................................     11
Annual GRIP Fee..........................................................      9
Asset Allocation Strategy................................................      8
Automatic Increase Option................................................     12
Certificate..............................................................      8
Individual Income Guarantee..............................................      8
Retirement Income Base...................................................      5
Retirement Income Date...................................................     10
Spousal Income Guarantee.................................................      7

                           DESCRIPTION OF PHL VARIABLE
================================================================================

OVERVIEW
    Our executive and administrative office is located at One American Row, Hartford, Connecticut, 06103-2899.

    PHL Variable is a wholly owned subsidiary of Phoenix Life Insurance Company ("Phoenix") through its holding company, PM Holdings, Inc. Phoenix is a life insurance company, which is wholly owned by The Phoenix Companies, Inc. ("PNX"), which is a manufacturer of insurance, annuity and asset management products and services.

    We are a manufacturer of insurance and annuity products for the accumulation, preservation and transfer of wealth. We provide products and services to affluent and high-net-worth individuals through their advisors. We offer a broad range of life insurance and annuity products, including universal, variable universal, term life insurance, and a range of variable annuity offerings and services through a variety of distributors. These distributors include independent advisors and financial services firms who make our products and services available to their clients.

    We derive our revenues principally from:

[diamond] premiums on life insurance;

[diamond] insurance and investment product fees on variable life and annuity products and universal life products; and

[diamond] net investment income and net realized investment gains.

    Under generally accepted accounting principles, or GAAP, premium and deposit collections for variable life, universal life and annuity products are not recorded as revenues. Collections for certain investment


================================================================================
                                       28
================================================================================
options of variable products are reflected on our balance sheet as an increase in separate account liabilities. Collections for fixed annuities, universal life and certain investment options of variable annuities are reflected on our balance sheet as an increase in policyholder deposit funds. Collections for other products are reflected on our balance sheet as an increase in policy liabilities and accruals.

    Our expenses consist principally of:

[diamond] insurance policy benefits provided to policyholders, including interest credited on policies;

[diamond] deferred policy acquisition costs amortization;

[diamond] other operating expenses; and

[diamond] income taxes.

    Our profitability depends principally upon:

[diamond] the adequacy of our product pricing, which is primarily a function of our:

          o    ability to select appropriate underwriting risks;

          o    mortality experience;

          o    ability to generate investment earnings;

          o ability to maintain expenses in accordance with our pricing assumptions; and

          o policies' persistency (the percentage of policies remaining in force from year to year as measured by premiums);

[diamond] the amount and composition of funds on deposit;

[diamond] the maintenance of our target spreads between the rate of earnings on our investments and interest rates credited to customers; and

[diamond] our ability to manage expenses.

    Our sales and financial results over the last several years have been affected by demographic, industry and market trends. The baby boom generation has begun to enter its prime savings years. Americans generally have begun to rely less on defined benefit retirement plans, social security and other government programs to meet their postretirement financial needs. Product preferences have shifted between fixed and variable options depending on market and economic conditions. Our balanced product portfolio including universal life, variable life and variable annuity products is well positioned to meet this shifting demand.


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                                       29
================================================================================

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
================================================================================

SELECTED FINANCIAL DATA
    The following selected financial data should be read in conjunction with the financial statements and notes, which can be found at the end of this Prospectus.

QUARTERLY DATA
                                                                      THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                           JUNE 30,                         JUNE 30,
                                                                -------------------------------  --------------------------------
                                                                      2006           2005              2006            2005
                                                                --------------- ---------------  ---------------  ---------------
REVENUES:
Premiums........................................................ $       3,219   $       1,539    $       5,694    $       2,891
Insurance and investment product fees...........................        41,841          25,542           83,836           49,167
Investment income, net of expenses..............................        33,906          38,133           68,966           75,921
Net realized investment losses..................................           (64)         (1,680)          (4,147)          (2,270)
                                                                --------------- ---------------  ---------------  ---------------
TOTAL REVENUES..................................................        78,902          63,534          154,349          125,709
                                                                --------------- ---------------  ---------------  ---------------
BENEFITS AND EXPENSES:
Policy benefits.................................................        36,640          32,486           80,488           65,443
Policy acquisition cost amortization............................        20,767          36,494           33,824           51,316
Other operating expenses........................................        16,263           9,374           35,775           16,718
                                                                --------------- ---------------  ---------------  ---------------
TOTAL BENEFITS AND EXPENSES.....................................        73,670          78,354          150,087          133,477
                                                                --------------- ---------------  ---------------  ---------------
Income (loss) before income taxes...............................         5,232         (14,820)           4,262           (7,768)
Applicable income taxes (benefit)...............................         1,329          (5,279)           1,101           (2,903)
                                                                --------------- ---------------  ---------------  ---------------
NET INCOME (LOSS)............................................... $       3,903   $      (9,541)   $       3,161    $      (4,865)
                                                                =============== ===============  ===============  ===============

                                                                                                            JUNE 30,
                                                                                                 --------------------------------
                                                                                                       2006            2005
                                                                                                 ---------------  ---------------
TOTAL ASSETS..................................................................................... $   5,604,875    $   5,903,903
                                                                                                 ===============  ===============
ANNUAL DATA
                                                                            YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------------------------------------------
                                                     2005             2004           2003             2002             2001
                                               ---------------  --------------- ---------------  ---------------  ---------------
REVENUES:
Premiums....................................... $       9,521    $       7,367   $       5,829    $       4,372   $        5,129
Insurance and investment product fees..........       109,270           83,300          65,529           46,915           32,379
Investment income, net of expenses.............       154,374          143,862         133,531           92,472           30,976
Net realized investment gains (losses).........       (10,569)           5,121             768          (16,167)          (1,196)
                                               ---------------  --------------- ---------------  ---------------  ---------------
TOTAL REVENUES.................................       262,596          239,650         205,657          127,592           67,288
                                               ---------------  --------------- ---------------  ---------------  ---------------
BENEFITS AND EXPENSES:
Policy benefits................................       130,279          136,760         127,311           98,915           39,717
Policy acquisition cost amortization...........        80,402           45,027          20,040           23,182            8,477
Other operating expenses.......................        50,493           35,683          35,288           27,386           15,305
                                               ---------------  --------------- ---------------  ---------------  ---------------
TOTAL BENEFITS AND EXPENSES....................       261,174          217,470         182,639          149,483           63,499
                                               ---------------  --------------- ---------------  ---------------  ---------------
Income (loss) before income taxes..............         1,422           22,180          23,018          (21,891)           3,789
Applicable income taxes (benefit)..............        (2,801)           5,465           8,369           (8,635)             539
                                               ---------------  --------------- ---------------  ---------------  ---------------
NET INCOME (LOSS).............................. $       4,223    $      16,715   $      14,649    $     (13,256)   $       3,250
                                               ===============  =============== ===============  ===============  ===============

                                                                                 DECEMBER 31,
                                               ----------------------------------------------------------------------------------
                                                    2005             2004            2003             2002             2001
                                               ---------------  --------------- ---------------  ---------------  ---------------
TOTAL ASSETS................................... $   5,978,919    $   6,035,711   $   5,632,854    $   4,383,520    $   2,704,710
                                               ===============  =============== ===============  ===============  ===============

================================================================================
                                       30
================================================================================

RECENTLY ISSUED ACCOUNTING STANDARDS
    Uncertain Tax Positions: In June 2006, the Financial Accounting Standards Board Issued FIN 48, Accounting for Uncertainty in Income Taxes, or FIN 48. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on measurement and classification of taxes and introduces new disclosure requirements. This guidance is effective for fiscal years beginning after December 15, 2006. We are currently assessing the impact of FIN 48 on our financial position and results of operations.

    Servicing of Financial Assets: In March 2006, the Financial Accounting Standards Board issued SFAS 156, Accounting for Servicing of Financial Servicing of Financial Assets, an amendment of FASB Statement No. 140, or SFAS 156. SFAS 156 provides guidance on recognition and disclosure of servicing assets and liabilities and is effective beginning January 1, 2007. We do not expect our adoption of SFAS 156 to have a material impact on our financial statements.

    Deferred Acquisition Costs: In September 2005, the Accounting Standards Executive Committee, or AcSEC, of the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts, or SOP 05-1. SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in Statement of Financial Accounting Standards No. 97, or SFAS No. 97. The SOP defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. This SOP is effective for internal replacements occurring in fiscal years beginning after December 15, 2006. We will adopt SOP 05-1 on January 1, 2007. We are currently assessing the impact of SOP 05-1 on our financial position and results of operations.

ACCOUNTING CHANGES
    Certain Hybrid Financial Instruments: Effective January 1, 2006, we adopted SFAS 155, Accounting for Certain Hybrid Financial Instruments, or SFAS 155. SFAS 155 resolves certain issues surrounding the accounting for beneficial interests in securitized financial assets. Our adoption of SFAS 155 did not have a material effect on our financial statements.

    Other-Than-Temporary Impairments: Effective January 1, 2006, we adopted FASB Staff Position Nos. FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, or FSP 115-1. FSP 115-1 provides guidance as to the determination of other-than-temporarily impaired securities and requires certain financial disclosures with respect to unrealized losses. These accounting and disclosure requirements largely codify our existing practices as to other-than-temporarily impaired securities and, accordingly, our adoption did not have a material effect on our financial statements.

    Nontraditional Long-Duration Contracts and Separate Accounts: Effective January 1, 2004, we adopted the AICPA's Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts, or SOP 03-1. SOP 03-1 provides guidance related to the accounting, reporting and disclosure of certain insurance contracts and separate accounts, including guidance for computing reserves for products with guaranteed benefits such as guaranteed


================================================================================
                                       31
================================================================================
minimum death benefits and for products with annuitization benefits such as guaranteed minimum income benefits. In addition, SOP 03-1 addresses the presentation and reporting of separate accounts, as well as rules concerning the capitalization and amortization of sales inducements. Since this new accounting standard largely codifies certain accounting and reserving practices related to applicable nontraditional long-duration contracts and separate accounts that we already followed, our adoption did not have a material effect on our financial statements.

CRITICAL ACCOUNTING ESTIMATES
    The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Critical accounting estimates are reflective of significant judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The following are areas that we believe require significant judgments:

[diamond] Deferred Policy Acquisition Costs and Present Value of Future Profits

    The costs of acquiring new business, principally commissions, underwriting, distribution and policy issue expenses, all of which vary with and are primarily related to production of new business, are deferred.

    We amortize deferred acquisition costs based on the related policy's classification. For individual life insurance policies, deferred acquisition costs are amortized in proportion to estimated gross margins. For universal life, variable universal life and accumulation annuities, deferred acquisition costs are amortized in proportion to estimated gross profits. Policies may be surrendered for value or exchanged for a different one of our products (internal replacement). The deferred acquisition costs balance associated with the replaced or surrendered policies is amortized to reflect these surrenders.

    The amortization of deferred acquisition costs requires the use of various assumptions, estimates and judgments about the future. Significant assumptions include those concerning expenses, investment performance, mortality and policy cancellations (i.e., lapses, withdrawals and surrenders). These assumptions are reviewed on a regular basis and are generally based on our past experience, industry studies, regulatory requirements and judgments about the future. Changes in estimated gross margins and gross profits based on actual experiences are reflected as an adjustment to total amortization to date resulting in a charge or credit to earnings. Finally, analyses are performed periodically to assess whether there are sufficient gross margins or gross profits to amortize the remaining deferred acquisition cost balances.

    We regularly evaluate our estimated gross profits to determine if actual experience or other evidence suggests that earlier estimates should be revised. Several assumptions considered to be significant in the development of estimated gross profits include separate account fund performance, surrender and lapse rates, estimated interest spread and estimated mortality. The separate account fund performance assumption is critical to the development of the estimated gross profits related to our variable annuity and variable and interest-sensitive life insurance businesses. The average long-term rate of assumed separate account fund performance used in estimating gross profits was 6.0% for the variable annuity business and 6.9% for the variable life business at December 31, 2005.


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                                       32
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

[diamond] Policy Liabilities and Accruals

    Revenues for annuity and universal life products consist of net investment income and mortality, administration and surrender charges assessed against the fund values during Related benefit expenses include universal life benefit claims in excess of fund values and net investment income credited to fund values. We recognize premiums for long-duration life insurance products as revenue when due from policyholders. We recognize life insurance premiums for short-duration life insurance products as premium revenue pro rata over the related contract periods. We match benefits, losses and related expenses with premiums over the related contract periods.

    We recognize assets and liabilities related to reinsurance ceded contracts on a gross basis. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

    Future policy benefits are liabilities for life and annuity products. We establish liabilities in amounts adequate to meet the estimated future obligations of policies in force. Future policy benefits for variable universal life, universal life and annuities in the accumulation phase are computed using the deposit method which is the sum of the account balance, unearned revenue liability and liability for minimum policy benefits. Future policy benefits for term and annuities in the payout phase that have significant mortality risk are computed using the net level premium method on the basis of actuarial assumptions at the issue date of these contracts for rates of interest, contract administrative expenses, mortality and surrenders. We establish liabilities for outstanding claims, losses and loss adjustment expenses based on individual case estimates for reported losses and estimates of unreported losses based on past experience.

    We determine the fair value of deferred annuities with an interest guarantee of one year or less at the amount of the policy reserve. In determining the fair value of deferred annuities with interest guarantees greater than one year, we use a discount rate equal to the appropriate U.S. Treasury rate, plus 150 basis points, to determine the present value of the projected account value of the policy at the end of the current guarantee period.

[diamond] Valuation of Debt and Equity Securities

    We classify our debt and equity securities as available-for-sale and report them in our balance sheet at fair value. Fair value is based on quoted market price, where available. When quoted market prices are not available, we estimate fair value by discounting debt security cash flows to reflect interest rates currently being offered on similar terms to borrowers of similar credit quality, by quoted market prices of comparable instruments and by independent pricing sources or internally developed pricing models.

FAIR VALUE OF GENERAL ACCOUNT FIXED MATURITY SECURITIES                                             AS OF DECEMBER 31, 2005
BY PRICING SOURCE:                                                                            -----------------------------------
($ in thousands)                                                                                   FIXED              % OF
                                                                                                 MATURITIES           TOTAL
                                                                                               AT FAIR VALUE       FAIR VALUE
                                                                                              ----------------  -----------------

Priced via independent market quotations...................................................... $    2,465,766            89%
Priced via matrices...........................................................................        176,390             6%
Priced via broker quotations..................................................................         63,819             2%
Priced via other methods......................................................................         36,408             1%
Short-term investments*.......................................................................         47,108             2%
                                                                                              ----------------  -----------------
TOTAL......................................................................................... $    2,789,491           100%
                                                                                              ================  =================

*Short-term investments are valued at amortized cost, which approximates fair value.

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                                       33
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

    Investments whose value, in our judgment, is considered to be other-than-temporarily impaired are written down to fair value as a charge to realized losses included in our earnings. The cost basis of these written-down investments is adjusted to fair value at the date the determination of impairment is made. The new cost basis is not changed for subsequent recoveries in value. For mortgage-backed and other asset-backed debt securities, we recognize income using a constant effective yield based on anticipated prepayments and the estimated economic lives of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and any resulting adjustment is included in net investment income. For certain asset-backed securities, changes in estimated yield are recorded on a prospective basis and specific valuation methods are applied to these securities to determine if there has been an other-than-temporary decline in value.

[diamond] Deferred Income Taxes

    We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances on deferred tax assets are estimated based on our assessment of the realizability of such amounts.

    We have elected to file a consolidated federal income tax return for 2005 and prior years. Within the consolidated tax return, we are required by regulations of the Internal Revenue Service, or the IRS, to segregate our companies into two groups: life insurance companies and non-life insurance companies. We are limited as to the amount of any operating losses from one group that can be offset against taxable income of the other group. These limitations affect the amount of any operating loss carryforwards that we have recorded in our deferred tax assets now or in the future.

    As of December 31, 2005, we had deferred tax assets of $7.9 million related to $22.8 million of net operating losses for federal income tax purposes. The losses are scheduled to expire in 2017.

    We have determined, based on our earnings and future income, that it is more likely than not that the deferred income tax assets after valuation allowance already recorded as of June 30, 2006 and December 31, 2005 will be realized. In determining the adequacy of future income, we have considered projected future income, reversal of existing temporary differences and available tax planning strategies that could be implemented, if necessary.

    Our federal income tax returns are routinely audited by the IRS and estimated provisions are routinely provided in the financial statements in anticipation of the results of these audits. The IRS has examined our consolidated group's federal income tax returns through 2001. The IRS is currently examining our federal income tax returns for 2002 and 2003. While it is often difficult to predict the outcome of these audits, including the timing of any resolution of any particular tax matter, we believe that our reserves, as recorded in other liabilities on the balance sheet, are adequate for all open tax years. Unfavorable resolution of any particular issue could result in additional use of cash to pay liabilities that would be deemed owed to the IRS. Additionally, any unfavorable or favorable resolution of any particular issue could result in an increase or decrease, respectively, to our effective income tax rate to the extent that our estimates differ from the ultimate resolution.

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                                       34
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

STATUTORY CAPITAL AND SURPLUS AND RISK-BASED CAPITAL
    Connecticut Insurance Law requires that Connecticut life insurers report their risk-based capital. Risk-based capital is based on a formula calculated by applying factors to various asset, premium and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The Connecticut Insurance Department has regulatory authority to require various actions by, or take various actions against, insurers whose Total Adjusted Capital (capital and surplus plus AVR) does not exceed certain risk-based capital levels.

    The levels of regulatory action, the trigger point and the corrective actions required are summarized below:

    COMPANY ACTION LEVEL - results when Total Adjusted Capital falls below 200% of Authorized Control Level at which point the company must file a comprehensive plan to the state insurance regulators;

    REGULATORY ACTION LEVEL - results when Total Adjusted Capital falls below 150% of Authorized Control Level where, in addition to the above, insurance regulators are required to perform an examination or analysis deemed necessary and issue a corrective order specifying corrective actions;

    AUTHORIZED CONTROL LEVEL - results when Total Adjusted Capital falls below 100% of Authorized Control Level risk-based capital as defined by the NAIC where, in addition to the above, the insurance regulators are permitted but not required to place the company under regulatory control; and

    MANDATORY CONTROL LEVEL - results when Total Adjusted Capital falls below 80% of Authorized Control Level where insurance regulators are required to place the company under regulatory control.

    At December 31, 2005, our Total Adjusted Capital level was in excess of 300% of Company Action Level.


RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005

SUMMARY FINANCIAL DATA:             THREE MONTHS ENDED                                 SIX MONTHS ENDED
($ in thousands)                         JUNE 30,                                          JUNE 30,
                              --------------------------------                  --------------------------------
                                   2006             2005            CHANGE           2006             2005            CHANGE
                              ---------------  ---------------  --------------- ---------------  ---------------  ---------------
REVENUES:
Premiums...................... $       3,219    $       1,539    $       1,680   $       5,694    $       2,891    $       2,803
Insurance and investment
  product fees................        41,841           25,542           16,299          83,836           49,167           34,669
Investment income, net of
  expenses....................        33,906           38,133           (4,227)         68,966           75,921           (6,955)
Net realized investment losses           (64)          (1,680)           1,616          (4,147)          (2,270)          (1,877)
                              ---------------  ---------------  --------------- ---------------  ---------------  ---------------
TOTAL REVENUES................        78,902           63,534           15,368         154,349          125,709           28,640
                              ---------------  ---------------  --------------- ---------------  ---------------  ---------------

BENEFITS AND EXPENSES:
Policy benefits...............        36,640           32,486            4,154          80,488           65,443           15,045
Policy acquisition cost
  amortization................        20,767           36,494          (15,727)         33,824           51,316          (17,492)
Other operating expenses......        16,263            9,374            6,889          35,775           16,718           19,057
                              ---------------  ---------------  --------------- ---------------  ---------------  ---------------
TOTAL BENEFITS AND EXPENSES...        73,670           78,354           (4,684)        150,087          133,477           16,610
                              ---------------  ---------------  --------------- ---------------  ---------------  ---------------
Income (loss) before income            5,232          (14,820)          20,052           4,262           (7,768)          12,030
  taxes.......................
Applicable income taxes
  (benefit)...................         1,329           (5,279)           6,608           1,101           (2,903)           4,004
                              ---------------  ---------------  --------------- ---------------  ---------------  ---------------
NET INCOME (LOSS)............. $       3,903    $      (9,541)   $      13,444   $       3,161    $      (4,865)   $       8,026
                              ===============  ===============  =============== ===============  ===============  ===============

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                                       35
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

Three and six months ended June 30, 2006 vs. June 30, 2005
----------------------------------------------------------
    Premium revenues for the three and six months ended June 30, 2006 increased $1,680 thousand, or 109%, and $2,803 thousand, or 97%, over the comparable periods in 2005 due to primarily to higher sales of our term life insurance products.

    Insurance and investment product fees for the three and six months ended June 30, 2006 increased 64% and 71%, respectively, over the comparable periods in 2005 due principally to higher universal life fees resulting from higher sales and growth of policies in force.

    Net investment income from the three and six months ended June 30, 2006 decreased 11% and 9%, respectively, from the comparable periods in 2005. These decreases were primarily due to lower prepayments, lower incidence of make-whole premiums on called bonds and lower annuity funds on deposit in the general account, primarily related to discontinued products.

    Net realized investment losses for the three and six-month periods ended June 30, 2006 increased 96% and 83%, respectively, over the comparable periods in 2005 due to higher sales activity in the 2006 periods to fund policyholder deposit fund withdrawals, including the scheduled maturity of a $20.6 million institutionally-placed contract.

    Policy benefits for the three and six months ended June 30, 2006 increased 13% and 23%, respectively, over the comparable periods in 2005 as a result of higher universal life claims. Universal life claims represented a small number of claims which we believe are not indicative of a deterioration in overall experience.

    Policy acquisition cost amortization for the three and six months ended June 30, 2006 decreased 43% and 34%, respectively, due primarily to the effects of the second quarter 2005 unlocking of deferred policy acquisition costs and reduced margins from universal life claims.

    Other operating expenses for the three and six months ended June 30, 2006 increased 73% and 114%, respectively, over the comparable periods in 2005 as a result of higher non-deferred expenses, such as maintenance and indirect costs associated with business growth and premium taxes driven primarily by the increase in universal life new business.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005
SUMMARY FINANCIAL DATA:                                                                   YEAR ENDED
($ in thousands)                                                                         DECEMBER 31,
                                                                                -------------------------------
                                                                                      2005            2004            CHANGE
                                                                                --------------- ---------------  ---------------
REVENUES:
Premiums........................................................................ $       9,521   $       7,367    $       2,154
Insurance and investment product fees...........................................       109,270          83,300           25,970
Investment income, net of expenses..............................................       154,374         143,862           10,512
Net realized investment gains (losses)..........................................       (10,569)          5,121          (15,690)
                                                                                --------------- ---------------  ---------------
TOTAL REVENUES..................................................................       262,596         239,650           22,946
                                                                                --------------- ---------------  ---------------

BENEFITS AND EXPENSES:
Policy benefits.................................................................       130,279         136,760           (6,481)
Policy acquisition cost amortization............................................        80,402          45,027           35,375
Other operating expenses........................................................        50,493          35,683           14,810
                                                                                --------------- ---------------  ---------------
TOTAL BENEFITS AND EXPENSES.....................................................       261,174         217,470           43,704
                                                                                --------------- ---------------  ---------------
Income before income taxes......................................................         1,422          22,180          (20,758)
Applicable income taxes (benefit)...............................................        (2,801)          5,465           (8,266)
                                                                                --------------- ---------------  ---------------
NET INCOME...................................................................... $       4,223   $      16,715    $     (12,492)
                                                                                =============== ===============  ===============

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                                       36
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

    Year Ended December 31, 2005 vs. December 31, 2004
    --------------------------------------------------
    Premiums increased 29% in 2005 over 2004 due to higher sales of our term life insurance products.

    Insurance and investment product fees increased 31% in 2005 over 2004 due to higher sales of universal life products in 2005. We experienced a significant increase in large estate and business planning cases, some of which involved the use of non-recourse premium financing. In the first quarter of 2006 we affirmed our position that we will not accept sales of policies that employ this type of premium financing and do not contain strong evidence of insurance need and an insurable interest. We believe our vigilance in monitoring this activity, along with regulatory developments in this area, may impact sales but expect the overall trend in life sales to remain positive in 2006.

    Net realized investment gains (losses) worsened to a loss of $10,569 thousand in 2005 compared to a gain of $5,121 thousand in 2004 due to debt impairments and higher realized losses on sales of debt securities, in addition to lower gains on sales of debt and equity securities.

    Amortization of deferred policy acquisition costs increased 79% in 2005 over 2004 due primarily to higher DAC balances, improved investment margins for annuities and the effects of an adjustment or "unlocking" of assumptions. The unlocking was driven by revised assumptions regarding mortality experience offset by interest rate and spread adjustments for annuities.

    Other operating expenses increased 42% in 2005 over 2004 as a result of higher commissions, expenses and premium taxes driven by the increase in universal life new business.

GENERAL ACCOUNT
    The invested assets in our general account are generally of high quality and broadly diversified across fixed income sectors, public and private income securities and individual credits and issuers. Our investment professionals manage these general account assets in investment segments that support specific product liabilities. These investment segments have distinct investment policies that are structured to support the financial characteristics of the related liabilities within them. Segmentation of assets allows us to manage the risks and measure returns on capital for our various products.

SEPARATE ACCOUNTS
    Separate account assets are managed in accordance with the specific investment contracts and guidelines relating to our variable products. We generally do not bear any investment risk on assets held in separate accounts. Rather, we receive investment management fees based on assets under management. Assets held in separate accounts are not available to satisfy general account obligations.

DEBT AND EQUITY SECURITIES HELD IN GENERAL ACCOUNT
    Our general account debt securities portfolio consists primarily of investment-grade publicly traded and privately placed corporate bonds, residential mortgage-backed securities, commercial mortgage-backed securities and asset-backed securities. As of June 30, 2006, our general account held debt securities with a carrying value of $2,183.0 million, representing 99.3% of total general account investments. Public debt securities represented 81.4% of total debt securities, with the remaining 18.6% represented by private debt securities. As of December 31, 2005, our general account debt securities, with a carrying value of $2,789.5 million, represented 99.7% of total general account investments. Public debt securities represented 85.5% of total debt securities, with the remaining 14.5% represented by private debt securities.


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                                       37
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

    Each year, the majority of our general account's net cash flows are invested in investment grade debt securities. In addition, we maintain a portfolio allocation of between 6% and 10% of debt securities in below investment grade rated bonds. Allocations are based on our assessment of relative value and the likelihood of enhancing risk-adjusted portfolio returns. The size of our allocation to below investment grade bonds is also constrained by the size of our net worth. We are subject to the risk that the issuers of the debt securities we own may default on principal and interest payments, particularly in the event of a major economic downturn. Our investment strategy has been to invest the majority of our below investment grade rated bond exposure in the BB rating category, which is equivalent to a Securities Valuation Office, or SVO, securities rating of 3. The BB rating category is the highest quality tier within the below investment grade universe, and BB rated securities historically experienced lower defaults compared to B or CCC rated bonds. As of December 31, 2005, our total below investment grade securities totaled $221.4 million, or 7.9%, of our total debt security portfolio. Of that amount, $181.9 million, or 6.5%, of our debt security portfolio was invested in the BB category. Our debt securities having an increased risk of default (those securities with an SVO rating of four or greater which is equivalent to B or below) totaled $39.5 million, or 1.4%, of our total debt security portfolio.

    Our general account debt and equity securities are classified as available-for-sale and are reported at fair value with unrealized gains or losses included in equity. Accordingly, the carrying value of such securities reflects their fair value at the balance sheet date. Fair value is based on quoted market price, where available. When quoted market prices are not available, we estimate fair value for debt securities by discounting projected cash flows based on market interest rates currently being offered on similar terms to borrowers of similar credit quality, by quoted market prices of comparable instruments and by independent pricing sources or internally developed pricing models. Investments whose value, in our judgment, is considered to be other-than-temporarily impaired are written down to fair value as a charge to realized losses included in our earnings. The cost basis of these written-down investments is adjusted to fair value at the date the determination of impairment is made. The new cost basis is not changed for subsequent recoveries in value.

DEBT SECURITIES BY TYPE AND CREDIT QUALITY:                                           AS OF JUNE 30, 2006
($ in thousands)                                                -----------------------------------------------------------------
                                                                       INVESTMENT GRADE              BELOW INVESTMENT GRADE
                                                                -------------------------------  --------------------------------
                                                                  FAIR VALUE         COST          FAIR VALUE          COST
                                                                --------------- ---------------  ---------------  ---------------

United States government and agency............................. $     115,042   $     117,242    $          --    $          --
State and political subdivision.................................        18,806          19,278               --               --
Foreign government..............................................        27,386          27,747           27,598           25,771
Corporate.......................................................     1,091,071       1,123,078          144,937          150,416
Mortgage-backed.................................................       474,271         484,663               --               --
Other asset-backed..............................................       272,726         274,159           11,163           11,203
                                                                --------------- ---------------  ---------------  ---------------
TOTAL DEBT SECURITIES........................................... $   1,999,302   $   2,046,167    $     183,698    $     187,390
                                                                =============== ===============  ===============  ===============

PERCENTAGE OF TOTAL DEBT SECURITIES.............................     91.6%           91.6%              8.4%             8.4%
                                                                =============== ===============  ===============  ===============

================================================================================
                                       38
================================================================================

DEBT SECURITIES BY TYPE AND CREDIT QUALITY:                                           AS OF DECEMBER 31, 2005
($ in thousands)                                                -----------------------------------------------------------------
                                                                        INVESTMENT GRADE              BELOW INVESTMENT GRADE
                                                                -------------------------------  --------------------------------
                                                                  FAIR VALUE         COST          FAIR VALUE          COST
                                                                --------------- ---------------  ---------------  ---------------

United States government and agency............................. $     124,552   $     125,673    $          --    $          --
State and political subdivision.................................        28,585          28,934               --               --
Foreign government..............................................        32,795          32,236           40,617           37,039
Corporate.......................................................     1,329,770       1,345,901          160,926          164,780
Mortgage-backed.................................................       640,224         641,351            7,900            7,995
Other asset-backed..............................................       412,161         413,660           11,961           11,974
                                                                --------------- ---------------  ---------------  ---------------
TOTAL DEBT SECURITIES........................................... $   2,568,087   $   2,587,755    $     221,404    $     221,788
                                                                =============== ===============  ===============  ===============

PERCENTAGE OF TOTAL DEBT SECURITIES.............................     92.1%           92.1%              7.9%             7.9%
                                                                =============== ===============  ===============  ===============

    We manage credit risk through industry and issuer diversification. Maximum exposure to an issuer is defined by quality ratings, with higher quality issuers having larger exposure limits. Our investment approach has been to create a high level of industry diversification. The top five industry holdings as of June 30, 2006 in our debt securities portfolio were diversified financial services (6.2%), banking (5.3%), insurance (3.6%), telecommunications equipment (2.6%) and electric utilities (2.5%). The top five industry holdings as of December 31, 2005 in our debt securities portfolio were diversified financial services (5.7%), banking (4.7%), insurance (3.7%), REITs (2.8%),and broker-dealers (2.6%).

    At June 30, 2006, total net unrealized losses on debt securities were $50.6 million (unrealized losses of $60.6 million less unrealized gains of $10.0 million). At December 31, 2005, total net unrealized losses on debt securities were $20.1 million (unrealized losses of $44.2 million less unrealized gains of $24.1 million).

    At the end of each reporting period, we review our security holdings for potential recognition of an other-than-temporary impairment. We maintain a watch list of securities in default, near default or otherwise considered by our investment professionals as being distressed, potentially distressed or requiring a heightened level of scrutiny. We also identify securities whose carrying value has been below amortized cost on a continuous basis for zero to six months, greater than six months to 12 months, greater than 12 months to 24 months and greater than 24 months. This analysis is provided for investment grade and non-investment grade securities and closed block and outside of closed block securities. Using this analysis, coupled with our watch list, we review all securities whose fair value is less than 80% of amortized cost (significant unrealized loss) with emphasis on below investment grade securities with a continuous significant unrealized loss in excess of six months. In addition, we review securities that had experienced lesser percentage declines in value on a more selective basis to determine if a security is other-than-temporarily impaired.

    Our assessment of whether an investment by us in a debt or equity security is other-than-temporarily impaired includes whether the issuer has:

[diamond] defaulted on payment obligations;

[diamond] declared that it will default at a future point outside the current reporting period;

[diamond] announced that a restructuring will occur outside the current reporting period;

================================================================================
                                       39
================================================================================

[diamond] severe liquidity problems that cannot be resolved;

[diamond] filed for bankruptcy;

[diamond] a financial condition which suggests that future payments are highly unlikely;

[diamond] deteriorating financial condition and quality of assets;

[diamond] sustained significant losses during the current year;

[diamond] announced adverse changes or events such as changes or planned changes in senior management, restructurings, or a sale of assets; and/or

[diamond] been affected by any other factors that indicate that the fair value of the investment may have been negatively impacted.

    The following tables present certain information with respect to our gross unrealized losses related to our investments in general account debt securities. Applicable DAC and deferred income taxes reduce the effect of these losses on our comprehensive income.

DURATION OF GROSS UNREALIZED LOSSES                                                    AS OF JUNE 30, 2006
ON GENERAL ACCOUNT SECURITIES:                                  -----------------------------------------------------------------
($ in thousands)                                                                     0 - 6            6 - 12           OVER 12
                                                                     TOTAL           MONTHS           MONTHS           MONTHS
                                                                --------------- ---------------  ---------------  ---------------

DEBT SECURITIES
Total fair value................................................ $   1,797,103   $     607,420    $     470,064    $     719,619
Total amortized cost............................................     1,857,744         620,841          490,496          746,407
                                                                --------------- ---------------  ---------------  ---------------
Unrealized losses............................................... $     (60,641)  $     (13,421)   $     (20,432)   $     (26,788)
                                                                =============== ===============  ===============  ===============
Unrealized losses after offsets................................. $      (9,781)  $      (1,758)   $      (3,395)   $      (4,628)
                                                                =============== ===============  ===============  ===============
Unrealized losses over 20% of cost.............................. $          --   $          --    $          --    $          --
                                                                =============== ===============  ===============  ===============
Unrealized losses over 20% of cost after offsets................ $          --   $          --    $          --    $          --
                                                                =============== ===============  ===============  ===============

Investment grade:
Unrealized losses............................................... $     (54,471)  $     (12,625)   $     (18,568)   $     (23,278)
                                                                =============== ===============  ===============  ===============
Unrealized losses after offsets................................. $      (8,547)  $      (1,646)   $      (2,937)   $      (3,964)
                                                                =============== ===============  ===============  ===============
Unrealized losses over 20% of cost.............................. $          --   $          --    $          --    $          --
                                                                =============== ===============  ===============  ===============
Unrealized losses over 20% of cost after offsets................ $          --   $          --    $          --    $          --
                                                                =============== ===============  ===============  ===============

Below investment grade:
Unrealized losses............................................... $      (6,170)  $        (796)   $      (1,864)   $      (3,510)
                                                                =============== ===============  ===============  ===============
Unrealized losses after offsets................................. $      (1,234)  $        (112)   $        (458)   $        (664)
                                                                =============== ===============  ===============  ===============
Unrealized losses over 20% of cost.............................. $          --   $          --    $          --    $          --
                                                                =============== ===============  ===============  ===============
Unrealized losses over 20% of cost after offsets................ $          --   $          --    $          --    $          --
                                                                =============== ===============  ===============  ===============

================================================================================
                                       40
================================================================================

    For debt securities with gross unrealized losses, 87.4% of the unrealized losses after offsets pertain to investment grade securities and 12.6% of the unrealized losses after offsets pertain to below investment grade securities at June 30, 2006.

DURATION OF GROSS UNREALIZED LOSSES ON                                              AS OF DECEMBER 31, 2005
GENERAL ACCOUNT SECURITIES:                                     -----------------------------------------------------------------
($ in thousands)                                                                      0 - 6            6 - 12          OVER 12
                                                                      TOTAL           MONTHS           MONTHS           MONTHS
                                                                --------------- ---------------  ---------------  ---------------

DEBT SECURITIES
Total fair value................................................ $   1,783,478   $     835,418    $     287,261    $     660,799
Total amortized cost............................................     1,827,666         852,651          295,094          679,921
                                                                --------------- ---------------  ---------------  ---------------
Unrealized losses............................................... $     (44,188)  $     (17,233)   $      (7,833)   $     (19,122)
                                                                =============== ===============  ===============  ===============
Unrealized losses after offsets................................. $      (4,289)  $      (1,105)   $      (1,050)   $      (2,134)
                                                                =============== ===============  ===============  ===============
Unrealized losses over 20% of cost.............................. $      (1,222)  $        (545)   $          --    $        (677)
                                                                =============== ===============  ===============  ===============
Unrealized losses over 20% of cost after offsets................ $        (169)  $        (121)   $          --    $         (48)
                                                                =============== ===============  ===============  ===============

Investment grade:
Unrealized losses............................................... $     (38,633)  $     (16,880)   $      (5,298)   $     (16,455)
                                                                =============== ===============  ===============  ===============
Unrealized losses after offsets................................. $      (3,515)  $      (1,059)   $        (627)   $      (1,829)
                                                                =============== ===============  ===============  ===============
Unrealized losses over 20% of cost.............................. $        (545)  $        (545)   $          --    $          --
                                                                =============== ===============  ===============  ===============
Unrealized losses over 20% of cost after offsets................ $        (121)  $        (121)   $          --    $          --
                                                                =============== ===============  ===============  ===============

Below investment grade:
Unrealized losses............................................... $      (5,555)  $        (353)   $      (2,535)   $      (2,667)
                                                                =============== ===============  ===============  ===============
Unrealized losses after offsets................................. $        (774)  $         (46)   $        (423)   $        (305)
                                                                =============== ===============  ===============  ===============
Unrealized losses over 20% of cost.............................. $        (677)  $          --    $          --    $        (677)
                                                                =============== ===============  ===============  ===============
Unrealized losses over 20% of cost after offsets................ $         (48)  $          --    $          --    $         (48)
                                                                =============== ===============  ===============  ===============

    For debt securities with gross unrealized losses, 87.0% of the unrealized losses after offsets pertain to investment grade securities and 13.0% of the unrealized losses after offsets pertain to below investment grade securities at December 31, 2005.

    In determining that the securities giving rise to the previously mentioned unrealized losses were not other-than-temporarily impaired, we evaluated the factors cited above, which we consider when assessing whether a security is other-than-temporarily impaired. In making these evaluations, we must exercise considerable judgment. Accordingly, there can be no assurance that actual results will not differ from our judgments and that such differences may require the future recognition of other-than-temporary impairment charges that could have a material affect on our financial position and results of operations. In addition, the value of, and the realization of any loss on, a debt security or equity security is subject to numerous risks, including interest rate risk, market risk, credit risk and liquidity risk. The magnitude of any loss incurred by us may be affected by the relative concentration of our investments in any one issuer or industry. We have established specific policies limiting the concentration of our investments in any single issuer and industry and believe our investment portfolio is prudently diversified.

================================================================================
                                       41
================================================================================

LIQUIDITY AND CAPITAL RESOURCES
    In the normal course of business, we enter into transactions involving various types of financial instruments such as debt and equity securities. These instruments have credit risk and also may be subject to risk of loss due to interest rate and market fluctuations.

    Our liquidity requirements principally relate to the liabilities associated with various life insurance and annuity products and operating expenses. Liabilities arising from life insurance and annuity products include the payment of benefits, as well as cash payments in connection with policy surrenders, withdrawals and loans.

    Historically, we have used cash flow from operations and investment activities to fund liquidity requirements. Our principal cash inflows from life insurance and annuities activities come from premiums, annuity deposits and charges on insurance policies and annuity contracts. Principal cash inflows from investment activities result from repayments of principal, proceeds from maturities, sales of invested assets and investment income.

    Additional liquidity to meet cash outflows is available from our portfolio of liquid assets. These liquid assets include substantial holdings of United States government and agency bonds, short-term investments and marketable debt and equity securities.

    A primary liquidity concern with respect to life insurance and annuity products is the risk of early policyholder and contractholder withdrawal. We closely monitor our liquidity requirements in order to match cash inflows with expected cash outflows, and employ an asset/liability management approach tailored to the specific requirements of each product line, based upon the return objectives, risk tolerance, liquidity, tax and regulatory requirements of the underlying products. In particular, we maintain investment programs generally intended to provide adequate funds to pay benefits without forced sales of investments. Products having liabilities with relatively long lives, such as life insurance, are matched with assets having similar estimated lives, such as long-term bonds and private placement bonds. Shorter-term liabilities are matched with investments with short-term and medium-term fixed maturities.

ANNUITY ACTUARIAL RESERVES AND DEPOSIT FUND                                             AS OF DECEMBER 31,
LIABILITY WITHDRAWAL CHARACTERISTICS:                              --------------------------------------------------------------
($ in thousands)                                                                 2005                            2004
                                                                   ------------------------------  ------------------------------
                                                                       AMOUNT(1)        PERCENT        AMOUNT(1)        PERCENT
                                                                   ---------------  -------------  ---------------  -------------

Not subject to discretionary withdrawal provision.................. $      25,639          1%       $      44,353          1%
Subject to discretionary withdrawal without adjustment.............       891,259         18%           1,159,526         23%
Subject to discretionary withdrawal with
  market value adjustment..........................................       654,576         14%             677,221         14%
Subject to discretionary withdrawal at contract value
  less surrender charge............................................       702,492         15%             780,396         16%
Subject to discretionary withdrawal at market value................     2,470,791         52%           2,314,277         46%
                                                                   ---------------  -------------  ---------------  -------------
TOTAL ANNUITY CONTRACT RESERVES AND
  DEPOSIT FUND LIABILITY........................................... $   4,744,757        100%       $   4,975,773        100%
                                                                   ===============  =============  ===============  =============

-------
(1) Annuity contract reserves and deposit fund liability amounts are reported on a statutory basis, which more accurately reflects the potential cash outflows and includes variable product liabilities. Annuity contract reserves and deposit fund liabilities are monetary amounts that an insurer must have available to provide for future obligations with respect to its annuities and deposit funds. These are liabilities in our financial statements prepared in conformity with statutory accounting practices. These amounts are at least equal to the values available to be withdrawn by policyholders.

================================================================================
                                       42
================================================================================

    Individual life insurance policies are less susceptible to withdrawals than annuity contracts because policyholders may incur surrender charges and be required to undergo a new underwriting process in order to obtain a new insurance policy. As indicated in the table above, most of our annuity contract reserves and deposit fund liabilities are subject to withdrawals.

    Individual life insurance policies, other than term life insurance policies, increase in cash values over their lives. Policyholders have the right to borrow an amount generally up to the cash value of their policies at any time. As of December 31, 2005, we had approximately $249.4 million in cash values with respect to which policyholders had rights to take policy loans. The majority of cash values eligible for policy loans are at variable interest rates that are reset annually on the policy anniversary. Policy loans at December 31, 2005 were $8.2 million.

    The primary liquidity risks regarding cash inflows from our investment activities are the risks of default by debtors, interest rate and other market volatility and potential illiquidity of investments. We closely monitor and manage these risks.

    We believe that our current and anticipated sources of liquidity are adequate to meet our present and anticipated needs.

    The Connecticut Insurance Holding Company Act limits the maximum amount of annual dividends and other distributions in any 12-month period to stockholders of Connecticut domiciled insurance companies without prior approval of the Insurance Commissioner. Under current law, we cannot make any dividend distribution during 2006 without prior approval.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
    As of June 30, 2006, there were no significant changes to our outstanding contractual obligations and commercial commitments as disclosed in the following table.

CONTRACTUAL OBLIGATIONS AND
COMMERCIAL COMMITMENTS:                                                     AS OF DECEMBER 31, 2005
($ in thousands)                               ----------------------------------------------------------------------------------
                                                    TOTAL             2006        2007 - 2008      2009 - 2010       THEREAFTER
                                               ---------------  --------------- ---------------  ---------------  ---------------
CONTRACTUAL OBLIGATIONS
Fixed contractual obligations(1)............... $          --    $          --   $          --    $          --    $          --
Other long-term liabilities(2).................     6,768,014          919,069       1,164,790          850,885        3,833,270
                                               ---------------  --------------- ---------------  ---------------  ---------------
TOTAL CONTRACTUAL OBLIGATIONS.................. $   6,768,014    $     919,069   $   1,164,790    $     850,885    $   3,833,270
                                               ===============  =============== ===============  ===============  ===============

COMMERCIAL COMMITMENTS.........................
Commitments related to
  private placements........................... $      14,591    $      14,591   $          --    $          --    $          --
                                               ---------------  --------------- ---------------  ---------------  ---------------
TOTAL COMMERCIAL COMMITMENTS................... $      14,591    $      14,591   $          --    $          --    $          --
                                               ===============  =============== ===============  ===============  ===============

-------
(1) We have no fixed contractual obligations as all purchases are made by our parent company and the resulting expenses are allocated to us when incurred.

(2) Policyholder contractual obligations represent estimated benefit payments, net of reinsurance and offset by expected future deposits and premiums on in-force contracts, from life insurance and annuity contracts issued by us. Future obligations are based on our estimate of future investment earnings, mortality and surrenders. Actual obligations in any single year, or ultimate total obligations, may vary materially from these estimates as actual experience emerges. Because future obligations anticipate future investment earnings, total policyholder contractual obligations exceed policyholder liabilities on our balance sheet at December 31, 2005.

     Policyholder contractual obligations also include separate account liabilities, which are contractual obligations of the separate account assets established under applicable state insurance laws and are legally insulated from our general account assets.

================================================================================
                                       43
================================================================================

OFF-BALANCE SHEET ARRANGEMENTS
    As of June 30, 2006 and December 31, 2005, we did not have any significant off-balance sheet arrangements as defined by Item 303(a)(4)(ii) of SEC Regulation S-K.

REINSURANCE
    We maintain life reinsurance programs designed to protect against large or unusual losses in our life insurance business. Based on our review of their financial statements and reputations in the reinsurance marketplace, we believe that these third-party reinsurers are financially sound and, therefore, that we have no material exposure to uncollectible life reinsurance.

EMPLOYEES
    Phoenix employees perform all management and administrative functions. PHL Variable is charged for such services on a time allocation basis.

EXECUTIVE COMPENSATION
    All of the executive officers of PHL Variable also serve as officers of Phoenix and receive no direct compensation from PHL Variable. Allocations have been made as to the officers' time devoted to duties as executive officers of PHL Variable.

------------------------------------------------------------------------------------------------------------------------------------
                        Annual Compensation                                              Long Term Compensation
------------------------------------------------------------------------------------------------------------------------------------
Name and                                                              Restricted        Securities         LTIP        All Other
Principal                                             Other Annual       Stock          Underlying        Payouts    Compensation
Position           Year      Salary ($)  Bonus ($)    Compensation     Awards($)    Options/(SARs)(#)       ($)           ($)
------------------------------------------------------------------------------------------------------------------------------------
Philip Polkinghorn, Director and President
------------------------------------------------------------------------------------------------------------------------------------
                   2005       $63,540     $58,951           -           $35,889             -                -             -
------------------------------------------------------------------------------------------------------------------------------------
                   2004       $147,271    $100,500          -           $82,018             -                -             -
------------------------------------------------------------------------------------------------------------------------------------
                   2003*         -           -              -              -                -                -             -
------------------------------------------------------------------------------------------------------------------------------------
Tracy Rich, Executive Vice President and Assistant Secretary
------------------------------------------------------------------------------------------------------------------------------------
                   2005       $59,304     $38,548           -           $5,262              -                -             -
------------------------------------------------------------------------------------------------------------------------------------
                   2004**        -           -              -              -                -                -             -
------------------------------------------------------------------------------------------------------------------------------------
                   2003**        -           -              -              -                -                -             -
------------------------------------------------------------------------------------------------------------------------------------
Gina O'Connell, Senior Vice President
------------------------------------------------------------------------------------------------------------------------------------
                   2005**        -           -              -              -                -                -             -
------------------------------------------------------------------------------------------------------------------------------------
                   2004       $101,706    $32,882           -              -                -                -             -
------------------------------------------------------------------------------------------------------------------------------------
                   2003*         -           -              -              -                -                -             -
------------------------------------------------------------------------------------------------------------------------------------
Michael E. Haylon, Director, Executive Vice President and Chief Financial Officer
------------------------------------------------------------------------------------------------------------------------------------
                   2005       $53,912     $155,058          -           $26,956             -                -             -
------------------------------------------------------------------------------------------------------------------------------------
                   2004**        -           -              -              -                -                -             -
------------------------------------------------------------------------------------------------------------------------------------
                   2003*         -           -              -              -                -                -             -
------------------------------------------------------------------------------------------------------------------------------------

*    Did not serve as an executive officer that year
**   Either no allocation was made that year, or the allocation was under $100,000


================================================================================
                                       44
================================================================================

DIRECTORS AND OFFICERS OF PHL VARIABLE
----------------------------------------------------------------------------------------------------------------------------------
                                          LENGTH OF
                                          ---------
NAME                            AGE***    TIME SERVED                    POSITION
----                            ------    -----------                    --------
Michael E. Haylon*                48      Director since 01/01/2004      Director, Executive Vice President and Chief Financial
                                          Officer since 08/20/2002       Officer
----------------------------------------------------------------------------------------------------------------------------------
Christopher Wilkos**              48      Officer since 09/02/1997       Senior Vice President and Corporate Portfolio Manager
----------------------------------------------------------------------------------------------------------------------------------
Philip K. Polkinghorn*            48      Director since 08/16/2004      Director and President
                                          Officer since 08/16/2004
----------------------------------------------------------------------------------------------------------------------------------
James D. Wehr**                   48      Director since 08/16/2004      Director, Executive Vice President and Chief Investment
                                          Officer since 01/01/2004       Officer
----------------------------------------------------------------------------------------------------------------------------------
Gina C. O'Connell*                43      Officer since 05/02/2003       Senior Vice President
----------------------------------------------------------------------------------------------------------------------------------
Tracy L. Rich*                    54      Officer since 03/17/2003       Executive Vice President and Assistant Secretary
----------------------------------------------------------------------------------------------------------------------------------

*   The business address of this individual is One American Row, Hartford, CT 06103-2899
**  The business address of this individual is 56 Prospect Street, Hartford, CT 06103-2836
*** Ages are as of 03/23/2006

MANAGEMENT OWNERSHIP OF THE PHOENIX COMPANIES, INC. STOCK
    No Executive Officers nor any director of the PHL Variable owns any stock of the company or of any affiliated corporation except for the shares of PNX common stock, which are shown as owned as of February 28, 2006.

----------------------------------------------------------------
                            AMOUNT AND NATURE OF BENEFICIAL
                                      OWNERSHIP(1)
------------------------ ---------- ------------- --------------
NAME AND BENEFICIAL      SOLE          SHARED      PERCENT OF
OWNER                    POWER(2)     POWER(3)      CLASS(1)
------------------------ ---------- ------------- --------------
Philip Polkinghorn         16,162           -           *
------------------------ ---------- ------------- --------------
Tracy Rich                 13,497          37           *
------------------------ ---------- ------------- --------------
Gina O'Connell              1,730       5,718           *
------------------------ ---------- ------------- --------------
Michael Haylon             26,394           -           *
------------------------ ---------- ------------- --------------
All current directors
and executive officers     71,560       5,737           *
as a group
(6 persons)
----------------------------------------------------------------

* less than one percent
(1) The number of shares reflected are shares which under application regulations of the Securities and Exchange Commission are deemed to be beneficially owned. Shares deemed to be beneficially owned, under such regulations, include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power is held or shared. The total number of shares beneficially owned is subdivided, where applicable, into two categories: shares as to which voting/investment power is held solely and shares as to which voting/investment power is shared. The percentage calculation is based on the aggregate number of shares beneficially owned.
(2) The amounts reported include shares allocated to accounts under PNX's 401(k) and Employee Stock Purchase Plan as follows: Philip Polkinghorn, 1,162 shares; Tracy Rich, 13,460 shares; Gina O'Connell, 1,712 shares; Michael Haylon, 1,343 shares; and all current directors and executive officers as a group 31,420 shares.
(3) This column may include shares held in the name of a spouse, minor children, or certain other relatives sharing the same home as the director or officer, or held by the director or officer, or the spouse of the director or officer, as a trustee or as a custodian for children. Unless otherwise noted below, the directors and officers disclaim beneficial ownership of these shares.

================================================================================
                                       45
================================================================================

                              THE SEPARATE ACCOUNT
================================================================================
    PHL Variable Separate Account MVA1 ("Separate Account") is a non-unitized separate account established under Connecticut law. Contract values attributable to the premium allocation and terms of the contract do not depend on the performance of the assets in the Separate Account.

    Under Connecticut law, all income, gains or losses of the Separate Account, whether realized or not, must be credited to or charged against the amount placed in the Separate Account without regard to our other income, gains and losses. The assets of the Separate Account may not be charged with liabilities arising out of any other business that we may conduct. Obligations under the contracts are obligations of PHL Variable.

    There are no discrete units in the Separate Account. No party with rights under any contract participates in the investment gain or loss from assets belonging to the Separate Account. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in the Separate Account may drop below the reserves and other liabilities it must maintain. If the Separate Account asset value drops below the reserve and other liabilities we must maintain in relation to the contracts supported by such assets, we will transfer assets from our General Account to the Separate Account. Conversely, if the amount we maintain is too much, we may transfer the excess to our General Account.

    In establishing guaranteed rates for the Fixed Account, we intend to take into account the yields available on the instruments in which we intend to invest the proceeds from the contracts. The company's investment strategy with respect to the proceeds attributable to the contracts generally will be to invest in investment-grade debt instruments having durations tending to match the applicable guarantee periods.

    Investment-grade debt instruments in which the company intends to invest the proceeds from the contracts include:

[diamond] Securities issued by the United States government or its agencies or instrumentalities.

[diamond] Debt securities which have a rating, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Bb), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

[diamond] Other debt instruments, although not rated by Moody's or Standard &
          Poor's, are deemed by the company's management to have an investment quality comparable to securities described above.

    While the above generally describes our investment strategy with respect to the proceeds attributable to the contracts, we are not obligated to invest the proceeds according to any particular strategy, except as may be required by Connecticut and other state insurance law.

================================================================================
                                       46
================================================================================

                                  LEGAL MATTERS
================================================================================
    We are regularly involved in litigation, both as a defendant and as a plaintiff. The litigation naming us as a defendant ordinarily involves our activities as an insurer, investor or taxpayer. Several current proceedings are discussed below. In addition, state regulatory bodies, the Securities and Exchange Commission, or SEC, the National Association of Securities Dealers, Inc., or NASD, and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with, among other things, insurance laws and securities laws.

    For example, during 2003 and 2004, the SEC conducted examinations of certain Company variable products and certain affiliated investment advisors and mutual funds. In 2004, the NASD also commenced examinations of two affiliated broker-dealers; the examinations were closed in April 2005 and November 2004, respectively. In February 2005, the NASD notified an affiliate of the Company that it was asserting violations of trade reporting rules by the affiliate of the Company. The affiliated company responded to the NASD allegations in May 2005 but has not received any further inquiries to date.

    Federal and state regulatory authorities from time to time make inquiries and conduct examinations regarding compliance by the Company with securities and other laws and regulations affecting its registered products. The Company endeavors to respond to such inquiries in an appropriate way and to take corrective action if warranted. Recently, there has been a significant increase in federal and state regulatory activity relating to financial services companies, with a number of recent regulatory inquiries focusing on late-trading, market timing and valuation issues. Our products entitle us to impose restrictions on transfers between separate account sub-accounts associated with our variable products.

    In 2004 and 2005, the Boston District Office of the SEC conducted a compliance examination of certain of the Company's affiliates that are registered under the Investment Company Act of 1940 or the Investment Advisers Act of 1940. Following the examination, the staff of the Boston District Office issued a deficiency letter primarily focused on perceived weaknesses in procedures for monitoring trading to prevent market timing activity. The staff requested the Company to conduct an analysis as to whether shareholders, policyholders and contract holders who invested in the funds that may have been affected by undetected market timing activity had suffered harm and to advise the staff whether the Company believes reimbursement is necessary or appropriate under the circumstances. A third party was retained to assist the Company in preparing the analysis. Based on this analysis, the Company advised the SEC that it does not believe that reimbursement is appropriate.

    Over the past two years, a number of companies have announced settlements of enforcement actions with various regulatory agencies, primarily the SEC and the New York Attorney General's Office. While no such action has been initiated against us, it is possible that one or more regulatory agencies may pursue this type of action against us in the future.

    Financial services companies have also been the subject of broad industry inquiries by state regulators and attorneys general which do not appear to be company-specific. In this regard, in 2004, we received a subpoena from the Connecticut Attorney General's office requesting information regarding certain distribution practices since 1998. Over 40 companies received such a subpoena. We are cooperating fully and have had no further inquiry since filing our response.

================================================================================
                                       47
================================================================================

    These types of regulatory actions may be difficult to assess or quantify, may seek recovery of indeterminate amounts, including punitive and treble damages, and the nature and magnitude of their outcomes may remain unknown for substantial periods of time. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or to provide reasonable ranges of potential losses, we believe that their outcomes are not likely, either individually or in the aggregate, to have a material adverse effect on our financial condition, or consideration of available insurance and reinsurance and the provision made in our financial statements. However, given the large or indeterminate amounts sought in certain of these matters and litigation's inherent unpredictability, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operation or cash flows.

                                   DISTRIBUTOR
================================================================================
    ABC Distributor ("Distributor") is the principal underwriter and national distributor of the policies pursuant to an underwriting agreement dated XXXXXXXX, 200X. Its principal business address is XXXXXXXXXXXXXXXXX and is registered with the National Association of Securities Dealers. The Distributor is a directly wholly owned subsidiary of XXXXXXXXXXXXX.

    Policies may be purchased from broker-dealers registered under the Securities Exchange Act of 1934 whose representatives are authorized by applicable law to sell contracts under terms of agreements provided by the Distributor. There are no sales commissions.

                                     EXPERTS
================================================================================
    [To be provided by amendment.]

                                ANNUAL STATEMENTS
================================================================================
    At least once a year prior to the maturity date, we will send you a statement containing information about your contract value. For more information, please contact your registered representative or call us at 1-800-541-0171.






================================================================================
                                       48
================================================================================

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Securities and Exchange Commission Registration Fee     $1,712

         Estimated Printing and Filing Costs                     $40,000

         Estimated Accounting Fees                               $4,000


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Section 33-779 of the Connecticut General Statutes states that: "a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by sections 33-770 to 33-778, inclusive."

            Article VI. Section 6.01. of the Bylaws of the Registrant (as amended and restated effective May 16, 2002) provide that: "Each director, officer or employee of the company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a director, officer or employee of the company, or of any other company in which he was serving as a director or officer at the request of the company, except in relation to matters as to which such director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, bylaw, agreement, vote of shareholders or otherwise."


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         Not applicable.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

            1.  Underwriting Agreement - to be provided by amendment.

            2.  Not applicable.

            3.  (i)   Articles of Incorporation - Incorporated by reference to
                      Registrant's Filing on Form S-1, File No. 333-55240 filed via Edgar on February 8, 2001.

                (ii)  Bylaws of PHL Variable Insurance Company, effective
                      May 16, 2002 is incorporated by reference to Registrants Filing S-1 File No. 333-87218 filed via Edgar on
                      May 1, 2004.

            4.  (a)  Form of Master Funding Agreement filed herewith.

                (b)  Form of Funding Agreement Certificate filed herewith.

            5.  Opinion regarding legality - to be provided by amendment.

            6.  Not applicable.

            7.  Not applicable.

            8.  Opinion regarding tax matters - to be provided by amendment.

            9.  Not applicable.

            10. Not applicable.

            11. Not applicable.

            12. Not applicable.

            13. Not applicable.

            14. Not applicable.

            15. Not applicable.

            16. Not applicable.

            17. Not applicable.


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            18. Not applicable.

            19. No applicable.

            20. Not applicable.

            21. The Registrant has no subsidiaries.

            22. Not Applicable.

            23. (a) Consent of independent registered public accounting firm to be filed by amendment.

            23. (b) Opinion and Consent of Counsel, to be filed by amendment.

            24. Powers of attorney, filed herewith.

            25. Not applicable.

            26. Not applicable.


ITEM 17. UNDERTAKINGS

            The undersigned registrant hereby undertakes pursuant to Item 512 of Regulation S-K:

            (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the
                Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                    i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                    ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                    iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                    iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.



            (5) Insofar as indemnification for liability arising under the
                Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 4th day of October, 2006.

                                        PHL VARIABLE INSURANCE COMPANY

                                        By:  ___________________________________
                                             * Philip K. Polkinghorn
                                             President





Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                          TITLE
       ---------                          -----

____________________________              Director, Executive Vice President and
*Michael E. Haylon                        Chief Financial Officer

____________________________              Director and Senior Vice President
*Mitchell R. Katcher

____________________________              Director and President
*Philip K. Polkinghorn

____________________________              Director, Executive Vice President and
*James D. Wehr                            Chief Investment Officer

By:/s/ Kathleen A. McGah
   ---------------------
*Kathleen A. McGah, as Attorney-in-Fact pursuant to Powers of Attorney. October 4, 2006